Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934.

LICENSE AGREEMENT

by and between

FORENDO PHARMA LTD.

and

NEXMED (U.S.A.), INC.,

a wholly owned subsidiary of APRICUS BIOSCIENCES, INC.

October 17, 2014

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

1

TABLE OF CONTENTS

i

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

7.2	Development Costs	23
7.3	Milestones	23
7.4	Royalties	24
7.5	Licensee Responsible in the Event of Sublicensing	25
7.6	Payment Provisions Generally	25
7.7	Maintenance of Records; Audits	26

ARTICLE 8	INTELLECTUAL PROPERTY PROTECTION AND RELATED MATTERS	27

8.1	Filing, Prosecution and Maintenance of Patent Rights	27
8.2	Enforcement of Patent Rights	30
8.3	Claimed Infringement of Third Party Rights	32
8.4	Product Trademarks	34
8.5	Patent Term Extensions in the Territory	34

ARTICLE 9	CONFIDENTIALITY	34

9.1	Confidential Information	34
9.2	Public Announcements and Use of Names	35

ARTICLE 10	TERM AND TERMINATION	35

10.1	Term	35
10.2	Termination for Cause	35
10.3	Termination for Convenience	37
10.4	Termination for Clinical Failure	37
10.5	Rights in Bankruptcy	38
10.6	Return of Confidential Information	39
10.7	Effect of Expiration or Termination; Survival	39

ARTICLE 11	REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	39

11.1	Mutual Representations and Warranties	39
11.2	Forendo Representations and Warranties	41
11.3	Warranty Disclaimer	43
11.4	No Consequential Damages	43
11.5	Indemnification and Insurance	43

ARTICLE 12	MISCELLANEOUS PROVISIONS	45

12.1	Governing Law	45
12.2	Jurisdiction; Venue; Service of Process	45
12.3	Assignment	46
12.4	Amendments	46
12.5	Notices	46

ii

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

12.6	Force Majeure	47
12.7	Compliance with Export Regulations	47
12.8	Independent Contractors	48
12.9	Further Assurances	48
12.10	No Strict Construction	48
12.11	Headings	48
12.12	No Implied Waivers; Rights Cumulative	48
12.13	Severability	48
12.14	No Third Party Beneficiaries	48
12.15	Dispute Resolution	49
12.16	Execution in Counterparts	49
12.17	Specific Performance	49
12.18	Parent Guaranty	49

Schedules

Schedule 1.33 — Forendo Patent Rights

Schedule 9.2 — Press Release

Schedule 11.2.6 — Upstream License Agreements

Exhibits

Exhibit 2.8 — [***] Side Letter

Exhibit 5.1 — Abbreviated Development Plan

iii

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) dated the 17th day of October 2014 (the “Effective Date”) is by and between Forendo Pharma Ltd., a company organized under the laws of Finland (“Forendo”) and NexMed (U.S.A.), Inc., a Delaware corporation, with its principal place of business at 11975 El Camino Real, Suite 300, San Diego, CA 92130, United States of America (“Licensee”) and, for purposes of Sections 12.1, 12.2, 12.5, 12.13, 12.17 and 12.18 only, Apricus Biosciences, Inc., a Nevada corporation, with its principal place of business at 11975 El Camino Real, Suite 300, San Diego, CA 92130, United States of America (“Guarantor”). Forendo and Licensee (and, solely with respect to references in Sections 12.1, 12.2, 12.5, 12.13, 12.17 and 12.18 only, Guarantor) may each be referred to herein individually as a “Party” and collectively as the “Parties”.

INTRODUCTION

WHEREAS, Forendo is a drug discovery and development company with a focus on tissue-specific regulation of sex hormone effects;

WHEREAS, Forendo owns, has licenses to, or otherwise controls certain intellectual property relating to fispemifene, a selective estrogen receptor modulator being developed for treatment of symptoms of male secondary hypogonadism;

WHEREAS, Licensee is a specialty pharmaceutical company with a focus on developing and commercializing products for men’s health; and

WHEREAS, Licensee is interested in developing and commercializing Licensed Products for the treatment of diseases, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article 1:

1.1 “Acquirer Intellectual Property” means the Patent Rights and Know-How owned or controlled by a Third Party acquirer of Forendo or Licensee, as the case may be, immediately prior to a Change of Control transaction, and Improvements thereto following the effective date of such Change of Control.

1.2 “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by, or is under common control with such Person. A Person shall be regarded as in

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

control of another entity if it owns or controls more than fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). Notwithstanding the foregoing, with respect to Forendo, “Affiliate” does not include a purchaser or holder of Forendo’s equity securities that acquired or acquires such equity securities solely for investment purposes such as a venture capital fund or private equity fund.

1.3 “Annual Net Sales” shall mean the combined Net Sales that occur for all Licensed Products in the Territory within each calendar year

1.4 “API” means active pharmaceutical ingredient.

1.5 “Applicable Law” means the laws, rules and regulations applicable to either Party, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities applicable to the Development, Manufacturing or Commercialization of Licensed Products, that may be in effect from time to time in the Territory.

1.6 “Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States.

1.7 “Blocking Patent” means any Patent Rights owned or controlled by a Third Party with respect to which Patent Rights an assertion is made by such Third Party that (i) the composition of FIS, (ii) the formulation of the Licensed Product transferred to Licensee under Article 3, or (iii) the use of FIS for the treatment of male secondary hypogonadism infringes such Third Party’s Patent Rights in the Territory in the Field.

1.8 “Branded Royalty Period” mean with respect to a Licensed Product, the period commencing with the First Commercial Sale of such Licensed Product in the Territory until the later of [***], provided, however, that the Branded Royalty Period shall immediately expire as provided in Section 7.4.2.

1.9 “Business Day” means (a) in the case of Licensee, a day on which banking institutions in New York, New York are open for business and (b) in the case of Forendo, a day on which banking institutions in Turku, Finland are open for business.

1.10 “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the stockholders or equity holders of such Party not owning at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity or debt financings, whether private or public, in which a Party issues new shares of its capital stock or securities convertible into shares of such Party, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

1.11 “CMC” means chemistry, manufacturing and controls.

1.12 “Commercialization” means any and all activities constituting using, marketing, promoting, distributing, offering for sale and selling a Licensed Product or a Competing Product, as the context requires, in the Field and shall include, but not be limited to, promotion, as well as activities required to fulfill ongoing post-approval regulatory obligations, including adverse event reporting and sales force training. When used as a verb, “Commercialize” shall mean to engage in Commercialization.

1.13 “Commercially Reasonable Efforts” means [***].

1.14 “Competing Product” means [***].

1.15 “Confidential Information” means, with respect to each Party, proprietary data or information that belong in whole or in part to such Party, its Affiliates or sublicensees, including, without limitation, (a) all Forendo Intellectual Property and Licensee Intellectual Property, (b) any information designated as Confidential Information of such Party hereunder, in all cases that, if disclosed in writing, is marked with the words “Confidential,” “Proprietary” or words of similar import, and if disclosed orally or visually, is described in reasonable detail in a written notice sent by the Disclosing Party to the Receiving Party within thirty (30) days of the oral or visual disclosure requesting that such information be treated as Confidential Information hereunder and (c) all information that a reasonable person would understand to be confidential or proprietary in nature, whether or not marked as such.

1.16 “Confidentiality Agreement” means the Confidentiality Agreement dated March 11, 2014 between Forendo and Licensee.

1.17 “Contract Quarters” means the successive three (3) month periods in each Contract Year ending on March 31, June 30, September 30 or December 31.

1.18 “Contract Year” means the twelve (12) month period beginning on January 1 and ending on December 31 of each calendar year, provided, however, that the first Contract Year shall be the period of time beginning on the Effective Date and ending on December 31, 2014. Each Contract Year, except the first Contract Year, shall be divided into four (4) Contract Quarters.

1.19 “Control” or “Controlled” means with respect to any (a) material, item of information, method, data or other Know-How, or (b) intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating any Third Party rights thereto or the terms of any agreement or other arrangement with any Third Party existing before or after the Effective Date.

1.20 “Data and Safety Monitoring Board” means an independent monitoring board established by Licensee to assess at intervals the progress of a clinical trial, including the safety

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

data and the critical efficacy endpoints, and to recommend to Licensee whether to continue, modify, or stop a trial.

1.21 “Development” means all pre-clinical, clinical, CMC and regulatory activities with respect to a Licensed Product or a Competing Product, as the context requires, in the Field and in the Territory from the Effective Date until Regulatory Approval of such Licensed Product or Competing Product, as the context requires, is obtained for the indication under study. When used as a verb, “Develop” shall mean to engage in Development.

1.22 “Development Costs” means, with respect to a Licensed Product, the costs and expenses incurred in conducting Development activities from the Effective Date through the later of (a) the date of the last Regulatory Approval obtained in the Territory for such Licensed Product, or (b) the date of termination of Development of the final indication for which Regulatory Approval is to be sought in the Territory.

1.23 “Development Plan” means Licensee’s (a) written plan in reasonable detail covering the period from the Effective Date through Regulatory Approval for (i) the Development of any Licensed Product, including, but not limited to, activities designed to generate the preclinical, process development/manufacturing/scale-up, clinical and regulatory plans and information required for (1) filing Regulatory Approval Applications in the Territory and (2) being able to supply sufficient quantities of the Licensed Product upon the commercial launch, and (ii) the preparation and submission of Regulatory Approval Applications and (b) estimated annual budget for Development Costs setting forth both internal and external resources and expenses for the then-current Contract Year.

1.24 “Executive Officers” means the Chief Executive Officer and President of Licensee (or an executive of Licensee designated by such person(s)) and the Chief Executive Officer of Forendo (or an executive of Forendo designated by such Chief Executive Officer).

1.25 “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. Section 301 et seq.), together with any rules and regulations promulgated thereunder.

1.26 “FDA” means the United States Food and Drug Administration, or a successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

1.27 “Field” means all indications treatable with the Licensed Product including, but not limited to secondary male hypogonadism.

1.28 “First Commercial Sale” means, with respect to a given Licensed Product in the Territory, the first commercial sale in an arms-length transaction of such Licensed Product to a Third Party by or on behalf of Licensee, its Affiliate or its sublicensee in the Territory following receipt of applicable Regulatory Approval of such Licensed Product to Commercialize such Licensed Product in the Territory.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

1.29 “FIS” means fispemifene and/or other compound(s) claimed in the Patent Rights described in clauses (a) and/or (b) of Section 1.33 (other than ospemifene) and all possible metabolites (other than ospemifene), salts, hydrates, polymorphs, crystalline forms, solvates and prodrugs thereof.

1.30 “Forendo Improvements” means any and all Improvements to the Forendo Patent Rights or Forendo Know-How created, conceived or reduced to practice solely by Forendo, or its Affiliates, agents, or sublicensees (other than Licensee or its Affiliates) or by Third Parties acting on their behalf.

1.31 “Forendo Intellectual Property” means Forendo Patent Rights, Forendo Know-How and Forendo Improvements, excluding Acquirer Intellectual Property.

1.32 “Forendo Know-How” means Know-How that is (a) either (i) Controlled by Forendo or any of its Affiliates on the Effective Date, (ii) owned by Forendo or any of its Affiliates after the Effective Date or (iii) comes within Forendo’s or any of its Affiliates’ Control after the Effective Date and is elected by Licensee pursuant to Section 2.7.1, (b) related to the Licensed Product, and (c) is necessary or useful in connection with the Development, Manufacture, use or Commercialization of any Licensed Product

1.33 “Forendo Patent Rights” means (a) the United States patents and patent applications listed in Schedule 1.33, (b) all Patents Rights in the Territory (i) to which any of the Patents set forth in Schedule 1.33 claim or share priority or (ii) for which any of the Patents on Schedule 1.33 form a basis for priority, (c) any other Patent Rights in the Territory that are Controlled by Forendo or any of its Affiliates as of the Effective Date or at any time during the Term with claims covering any composition, process, methods of formulation, manufacture and/or use of the Licensed Product or are otherwise useful or necessary in connection with the Development, Manufacture, or Commercialization of a Licensed Product, provided that solely with respect to Patent Rights that are in-licensed by Forendo and/or its Affiliates from a Third Party after the Effective Date, such Patent Rights shall only be included if such Patent Rights are elected by Licensee pursuant to Section 2.7.1.

1.34 “Hatch-Waxman Act” means the U.S. Drug Price Competition and Patent Term Restoration Act, as amended from time to time.

1.35 “Improvements” means any and all ideas, information, Know-How, data research results, writings, inventions, discoveries, modifications, enhancements, derivatives, new uses, developments, techniques, materials, compounds, products, designs, processes or other technology or intellectual property, whether or not patentable or copyrightable, and all Patent Rights and other intellectual property rights in any of the foregoing.

1.36 “IND” means an Investigational New Drug Application, as defined in the FD&C Act, or similar application or submission that is required to be filed with any Regulatory Authority before beginning clinical testing of a Licensed Product in human subjects.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

1.37 “Initiation” means the administration of the first dose of Licensed Product to a human being in a Phase II Clinical Trial or Phase III Clinical Trial for which Licensee or one of its Affiliates or sublicensees is the sponsor.

1.38 “Joint Invention” means an invention that is invented jointly by an employee of, or Person under an obligation of assignment to, each of Licensee and Forendo or their respective Affiliates.

1.39 “Know-How” means any non-public, proprietary invention, discovery, process, method, composition, formula, procedure, protocol, technique, result of experimentation or testing, information, data, material, drawings, illustrations or other artwork, technology or other know-how, whether or not patentable or copyrightable.

1.40 “Licensee Improvements” means any and all Improvements to the Forendo Intellectual Property, Licensee Patent Rights or Licensee Know-How created, conceived or reduced to practice solely by Licensee, or its Affiliates, agents, or sublicensees or by Third Parties acting on its behalf, while performing activities under this Agreement.

1.41 “Licensee Intellectual Property” means Licensee Know-How, Licensee Patent Rights and Licensee Improvements, and any Joint Collaboration Patents that have been assigned to Licensee under Section 8.1.1, excluding Acquirer Intellectual Property.

1.42 “Licensee Know-How” means Know-How that is (a) either (i) Controlled by Licensee or any of Affiliates on the Effective Date, (ii) owned by Licensee or any of its Affiliates during the Term or (iii) comes within Licensee’s or any of its Affiliates’ Control during the Term (other than Forendo Know-How pursuant to the licenses granted hereunder) and is elected by Forendo pursuant to Section 2.7.2, (b) related to FIS or the Licensed Product, and (c) is necessary or useful in connection with Development, Manufacture, use or Commercialization of any Licensed Product.

1.43 “Licensee Patent Rights” means any Patent Rights claiming any composition or method of making or method of use of FIS or otherwise necessary in connection with the Development, Manufacture, use or Commercialization of any Licensed Product, which are (a) Controlled by Licensee or any its Affiliates as of the Effective Date, (b) owned by Licensee or any of its Affiliates during the Term or (c) comes within Licensee’s or any of its Affiliates’ Control during the Term (other than Forendo Patent Rights pursuant to the licenses granted hereunder) and is elected by Forendo pursuant to Section 2.7.2.

1.44 “Licensed Products” means all dosage forms (including any current or future dosages, formulations, and/or Improvements) of the compound(s) claimed in the Patent Rights described in clauses (a) and/or (b) of Section 1.33 (other than ospemifene) and all possible metabolites (other than ospemifene), salts, hydrates, polymorphs, crystalline forms, solvates and prodrugs thereof.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

1.45 “Manufacturing” means, as applicable, all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of Licensed Products and its API, including process and formulation development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control, whether such activities are conducted by a Party, its Affiliates or a Third Party contractor of such Party. When used as a verb, “Manufacture” shall mean to engage in Manufacturing.

1.46 “NDA” has the meaning set forth in the definition of Regulatory Approval Application.

1.47 “Net Sales” means the amount invoiced or otherwise billed by Licensee or its Affiliates or sublicensees (the “Selling Party”) for sales of Licensed Products to a Third Party purchaser, less the following (collectively, “Net Sales Deductions”):

(a) discounts given or accrued on Licensed Products, including cash, trade and quantity discounts, price reduction or incentive programs (including sales coupons and co-payment programs), retroactive price adjustments with respect to sales of such Licensed Products, and charge-back payments;

(b) credits, refunds, returns or allowances allowed, accrued, paid, received or given, including credits, allowances, discounts and rebates to, and chargebacks from the account of customers for nonconforming, damaged, rejected, out-dated and returned, withdrawn or recalled Licensed Products or on account of retroactive price reductions affecting the Licensed Products;

(c) rebates, reimbursements, administrative fees or similar allowances granted or accrued to managed health care organizations or to federal, state and local governments in the Territory or any other organization that utilizes any governmental discount program with respect to the Licensed Products;

(d) freight, postage, shipping and insurance charges allowed, accrued or paid for delivery of Licensed Products, to the extent billed as a separate line item by the Selling Party to the Third Party purchaser; and

(e) taxes, duties or other governmental charges imposed on the sale of Licensed Products and actually paid or accrued by the Selling Party (as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the Selling Party), to the extent billed as a separate line item by the Selling Party to the Third Party purchaser;

provided that all of the foregoing deductions shall be calculated in accordance with then-current generally accepted accounting principles in the Unites States, consistently applied during the applicable calculation period throughout the Selling Party’s organization (“GAAP”). To the extent that Net Sales Deductions are based on estimates, such estimates will be adjusted to actual

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

on a periodic basis. Notwithstanding the foregoing, the supply of the Licensed Product for (a) samples, (b) charitable donations or compassionate use, or (c) any clinical study materials used in any clinical study shall not be included within the computation of Net Sales.

A sale of a Licensed Product is deemed to occur in accordance with GAAP.

For sake of clarity and avoidance of doubt, the transfer of a Licensed Product by a Selling Party to another Affiliate of such Selling Party or to a sublicensee of such Selling Party for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or sublicensee to an independent Third Party, less the Net Sales Deductions allowed under this Section.

In the event that a Licensed Product is Commercialized in combination with one or more products which are themselves not Licensed Products under this Agreement for a single price, the Net Sales for such Licensed Product shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Licensed Product and B is the fair market value of the other product(s) in the combination sale. If the fair market value for any product sold in combination with a Product cannot be reasonably determined, the price attributed to such product will be based on the relative cost of goods for such product, as determined in accordance with GAAP.

1.48 “Orange Book Listed” means, with respect to a Licensed Product, a Patent Right which covers the composition, formulation or method of use of such Licensed Product and is listed in the then-current edition of the “Approved Drug Products with Therapeutic Equivalence Evaluations” published by the FDA (the “Orange Book”) with respect to such Licensed Product.

1.49 “Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revivals or revalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisions).

1.50 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.51 “Phase II Clinical Trial” means a human clinical trial of a Licensed Product that is designed to evaluate either or both dosing requirements or the effectiveness of the Licensed Product for a particular indication or indications in patients with the disease or condition under study, as described under 21 C.F.R. §312.21(b) (as hereafter modified or amended).

1.52 “Phase III Clinical Trial” means a human clinical trial of a Licensed Product that is designed to establish that the Licensed Product is safe and efficacious for its intended use, and to define warnings, precautions, and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, and to support Regulatory Approval of the Licensed Product or label expansion of the Licensed Product conducted in accordance with 21

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

C.F.R. § 312.21(c) or other corresponding and similar regulatory requirements prescribed by the Regulatory Authorities outside of the US.

1.53 “Product Labels and Inserts” means (a) all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized with the Licensed Product, or (b) any written material physically accompanying the Licensed Product, including, without limitation, product package inserts.

1.54 “Product Trademarks” means the trademark(s), service mark(s), accompanying logos, trade dress and/or indicia of origin used in connection with the distribution, marketing, promotion and Commercialization of each Licensed Product in the Territory. For purposes of clarity, the term Product Trademark(s) shall not include, without limitation, the corporate names and logos of either Party.

1.55 “Promotional Materials” means all written, printed or graphic material, other than Product Labels and Inserts, and all premium items and other materials provided by Licensee for use by sales representatives during details relating to a Licensed Product.

1.56 “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of a Licensed Product in a regulatory jurisdiction in the Territory, including, where required, separate pricing and/or reimbursement approvals.

1.57 “Regulatory Approval Application” means an application submitted to the appropriate Regulatory Authority seeking Regulatory Approval of a Licensed Product in the Territory, including, without limitation, a New Drug Application (“NDA”) and an sNDA in the United States.

1.58 “Regulatory Authority” means any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other government entity involved in granting of Regulatory Approval for a Licensed Product in a jurisdiction within the Territory, including, without limitation, the FDA.

1.59 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, or Commercialize any Licensed Product in the Territory.

1.60 “Related Party” means Licensee’s Affiliates and permitted sublicensees.

1.61 “Relevant Market” shall mean the total prescriptions of a Licensed Product together with the total prescriptions of all generic competitors for the Licensed Product as determined by a Third Party Prescription Data Service.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

1.62 “Royalty Term” means, with respect to each Licensed Product, the period of time commencing on the date of First Commercial Sale of such Licensed Product in the Territory and extending until the earlier of (a) the termination of this Agreement, pursuant to and to the extent set forth in Article 10, or (b) the later of (i) the Branded Royalty Period and (ii) ten (10) years from the First Commercial Sale in the Territory.

1.63 “Step-Down Period” means, with respect to a Licensed Product, the period during the Royalty Term occurring immediately following expiration of the Branded Royalty Period.

1.64 “sNDA” has the meaning set forth in the definition of Regulatory Approval Application.

1.65 “Territory” means the US and its territories and possessions.

1.66 “Third Party” means any Person other than a Party or any of its Affiliates.

1.67 “Third Party Technology” means any Patent Rights, Know-How, inventions, or other intellectual property owned or controlled by a Third Party but not Controlled by a Party or its Affiliates.

1.68 “Third Party Prescription Data Service” shall mean (i) any of the following selected by Licensee in its sole discretion: IMS Health, Verispan or Wolters Kluwer Health; or (ii) any other source which is mutually agreed in writing by Licensee and Forendo.

1.69 “US” means the United States of America, including its territories and possessions.

1.70 “US GAAP” means the US generally accepted accounting principles, as consistently applied.

1.71 “Valid Claim” means [***].

1.72 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Defined Term	Section Reference

“Action”	12.2.1

“Acquirer Competing Product”	2.3.1(c)

“Acquiring Third Party”	2.3.1(c)

“Agreement”	Preamble

“Anti-Bribery Laws”	11.1.5

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

“Audited Party”	7.7.2

“Blocking Patent Claims”	8.3.3(b)

“Breaching Party”	10.2.1(a)

“Co-Chairperson”	4.1.1(b)

“Commercialization Plan”	6.3

“Date of Notice”	10.2.1(a)

“Disclosing Party”	9.1

“Divested Product”	2.3.2(b)(1)

“Early Termination”	10.3.1(b)

“Effective Date”	Preamble

“Efficacy Failure”	10.4.1

“embodiments of intellectual property”	10.5

“Forendo Acquirer”	2.3.2(b)

“Forendo Acquirer Generic Competing Product”	2.3.2(b)(2)

“Forendo Acquirer Competing Product”	2.3.2(b)

“Forendo Election Deadline”	2.3.2(b)(1)

“Forendo Indemnitees”	11.5.1

“Forendo”	Preamble

“Generic Entry”	7.4.2

“Indemnitee”	11.5.3

“Infringement Claim”	8.3.1

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

“Infringement Defense Costs”	8.3.3(c)

“IP”	10.5

“Joint Collaboration Patents”	8.1.1(b)

“Joint Steering Committee”	4.1.1

“JSC”	4.1.1

“Licensee”	Preamble

“Licensee Election Deadline”	2.3.1(c)

“Licensee Indemnitees”	11.5.2

“Losses”	11.5.1

“Milestone Event”	7.3

“Milestone Payment”	7.3

“Obligations”	12.18.1

“Orange Book”	1.48

“Party”	Preamble

“Post-Approval Termination”	10.3.1(c)

“Product Records”	5.4

“Receiving Party”	9.1

“Safety Failure”	10.4.1

“Term”	10.1

“Transition Assistance”	3.1.2

“Transition Term”	3.1.1

“Upstream License Agreements”	11.2.6(a)

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 2

LICENSES AND INTELLECTUAL PROPERTY OWNERSHIP

2.1	License Grants.

2.1.1 License Grant to Licensee. Subject to the terms and conditions of this Agreement, Forendo hereby grants Licensee: (a) an exclusive license (even as to Forendo), with the right to sublicense as provided in Section 2.2, under the Forendo Intellectual Property to (i) Develop, have Developed, Commercialize and have Commercialized the Licensed Products in the Field in the Territory and (ii) Manufacture and have Manufactured the Licensed Products worldwide for Development and Commercialization of the Licensed Products in the Field in the Territory; provided that Forendo reserves for itself and its Affiliates and licensees the right to Manufacture and have Manufactured the Licensed Products worldwide for Development and Commercialization of the Licensed Products outside the Territory; and (b) a non-exclusive, fully paid up, royalty-free license, with the right to sublicense as provided in Section 2.2, under the Forendo Intellectual Property to Develop and have Developed the Licensed Products outside the Territory.

2.1.2 License Grants to Forendo. [***].

2.2	Sublicenses.

2.2.1 Right to Sublicense. Licensee may sublicense the rights granted to it under Section 2.1 to one or more of its Affiliates or Third Parties at any time. Licensee shall remain responsible for the performance of its sublicensees under this Agreement, including for all payments due hereunder, whether or not such payments are made by Licensee, its Affiliates or its sublicensees. All such notices of sublicenses provided by Licensee under this Section 2.2.1 shall be deemed to be Confidential Information of Licensee subject to the provisions of Article 9 whether or not so marked, and Forendo shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than for the purposes of Section 2.2.3, except (a) to the extent required under applicable securities and other laws, and (b) to attorneys, accountants and other advisors, and to existing and prospective investors, lenders, licensees or collaborators, subject to commercially reasonable precautions to protect the confidentiality of the information.

2.2.2 Terms. Each sublicense granted by Licensee under this Agreement shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement. Agreements with any Commercializing sublicensee shall contain the following provisions: (a) a requirement that such sublicensee submit applicable sales or other reports consistent with those required hereunder; (b) an audit requirement similar to the requirement set forth in Section 7.7; and (c) a requirement that such sublicensee comply with the confidentiality and non-use provisions of Article 9 with respect to both Parties’ Confidential Information.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

2.2.3 Effect of Termination on Sublicenses. If this Agreement terminates for any reason, Licensee shall use its Commercially Reasonable Efforts to assign to Forendo or its designee and Forendo shall use Commercially Reasonable Efforts to assume Licensee’s rights, obligations, and interest under and in any agreement it has with a sublicensee from the effective date of such termination; provided, however, that such sublicensee is not in breach of its sublicense agreement and such sublicensee agrees to comply with all of the terms of this Agreement to the extent applicable from the rights originally sublicensed to it by Licensee; and provided, further, that Forendo shall not be liable for, and shall be indemnified and held harmless by Licensee against, any and all liability arising under the sublicense agreement prior to the effective date of such termination.

2.3	Exclusivity.

2.3.1 As to Licensee.

(a) Non-Compete. Subject to Sections 2.3.1(b) and 2.3.1(c), beginning on the Effective Date and continuing until the completion of the Royalty Term, neither Licensee nor any of its Affiliates or sublicensees shall Develop or Commercialize, directly or indirectly, or in-license or otherwise acquire any Competing Product (excluding any Licensed Products hereunder) in the Territory.

(b) Sunset Provision. Notwithstanding Section 2.3.1(a), no earlier than twelve (12) months after the First Commercial Sale of the first Licensed Product in the Territory, Licensee and its Affiliates and sublicensees may Develop or in-license or otherwise acquire for Development a Competing Product in the Territory, provided, however, that Licensee and its Affiliates and sublicensees shall not Commercialize such Competing Product in the Territory for any indication for which the Licensed Product has been Developed or is in active Development by Licensee or any of its Affiliates or sublicensees until the expiration of the Royalty Term for such Licensed Product.

(c) Spin-Off of Competing Business. If Licensee experiences a Change of Control and the Third Party involved in such Change of Control or any of its Affiliates immediately prior to such Change of Control (collectively, the “Acquiring Third Party”) is Developing or Commercializing a Competing Product in the Territory, [***].

2.3.2 As to Forendo.

(a) Non-Compete. Subject to Section 2.3.2(b), beginning on the Effective Date and continuing until the completion of the Royalty Term, neither Forendo nor any of its Affiliates shall Develop or Commercialize, directly or indirectly, or in-license or otherwise acquire or grant any Third Party rights to any product that is a Competing Product in each case in the Territory.

(b) Spin-Off of Competing Business. If Forendo experiences a Change of Control and the Third Party involved in such Change of Control or any of its Affiliates

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

immediately prior to such Change of Control (collectively, the “Forendo Acquirer”) is Developing or Commercializing in the Territory a Competing Product (“Forendo Acquirer Competing Product”), then notwithstanding Section 2.3.2(a), the Forendo Acquirer (but not Forendo or any of its Affiliates immediately prior to the Change of Control) may continue to Develop and Commercialize such Forendo Acquirer Competing Product in the Territory, except as follows:

(1)        [***]

(2)        [***]

(c) Reservation of Rights. For the avoidance of doubt, this Section 2.3 does not restrain the activities of Forendo or its Affiliates outside of the Territory. For the further avoidance of doubt, this Section does not grant to or reserve on behalf of Forendo, its Affiliates and/or acquirers any right or license to Exploit any Licensee Intellectual Property in the Territory nor does it grant to or reserve on behalf of Forendo, its Affiliates and/or acquirers any license back to any Forendo Intellectual Property. Licensee shall have the right to enforce the Licensee Intellectual Property and/or Forendo Intellectual Property, as applicable, at any and all times (including prior to, during and after any divestiture period referenced above) against any potential infringer in the Territory in accordance with Section 8.2, including with respect to any Forendo Acquirer Generic Competing Product.

2.4        Ownership of and Rights to Intellectual Property.

2.4.1 Licensee Intellectual Property. Licensee is and shall remain the sole owner of the Licensee Intellectual Property.

2.4.2 Forendo Intellectual Property. Forendo is and shall remain the sole owner of the Forendo Intellectual Property.

2.5        No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right in any Improvement, Know-How or Patent Rights of the other Party, including items Controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.

2.6        Cross Territory Sales.

2.6.1 Forendo Restrictions. Forendo shall not Commercialize or authorize the Commercialization of any Licensed Product in the Territory. Forendo shall not, itself or through other Persons, directly solicit, advertise, sell, distribute, ship, consign, or otherwise transfer any Licensed Product inside the Territory; provided that Forendo may ship, consign, or otherwise transfer any Licensed Product inside the Territory for purposes of Manufacturing the Licensed Products for Development and Commercialization of the Licensed Products outside the

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Territory. Forendo shall use its best efforts to ensure that Licensed Products sold outside the Territory are not used in the Territory, including use via reimportation from a country or jurisdiction outside of the Territory. Without limiting the generality of the foregoing, Forendo shall not permit any of its Affiliates or sublicensees to sell any Licensed Product to a purchaser if it knows, or has reason to believe, that such purchaser intends to facilitate the use of such Licensed Product in the Territory. Forendo shall use its Commercially Reasonable Efforts to ensure that its Affiliates, sublicensees, distributors, and wholesalers comply with all of the foregoing obligations, including via the enforcement of Forendo’s contracts with any of the foregoing.

2.6.2 Licensee Restrictions. Licensee shall not Commercialize or authorize the Commercialization of any Licensed Product outside the Territory. Licensee shall not, itself or through other Persons, directly solicit, advertise, sell, distribute, ship, consign, or otherwise transfer any Licensed Product outside the Territory; provided that Licensee may ship, consign, or otherwise transfer any Licensed Product outside the Territory for purposes of Manufacturing the Licensed Products and/or Developing the Licensed Products for Commercialization inside the Territory. Licensee shall use its best efforts to ensure that Licensed Products sold in the Territory are not used outside the Territory. Without limiting the generality of the foregoing, Licensee shall not permit any of its Affiliates or sublicensees to sell any Licensed Product to a purchaser if it knows, or has reason to believe, that such purchaser intends to facilitate the use of such Licensed Product outside the Territory. Licensee shall use its Commercially Reasonable Efforts to ensure that its Affiliates, sublicensees, distributors, and wholesalers comply with all of the foregoing obligations, including via the enforcement of Licensee’s contracts with any of the foregoing.

2.7        Third Party Technology.

2.7.1 Obtained by Forendo. If after the Effective Date Forendo or any of its Affiliates (i) acquires a license with right to sublicense under Third Party Technology (other than Blocking Patents) for use in connection with the Development, Commercialization or Manufacture of Licensed Products in or for the Territory, and (ii) would be subject to payment obligations to such Third Party on account of Licensee’s exploitation of such Third Party Technology in connection with the Development, Commercialization or Manufacture of Licensed Products in or for the Territory, [***]

2.7.2 Obtained by Licensee. If after the Effective Date Licensee or any of its Affiliates (i) acquires a license with right to sublicense under, Third Party Technology (other than Blocking Patents) for use in connection with the Development, Commercialization or Manufacture of Licensed Products in the Field for use outside the Territory, and (ii) would be subject to payment obligations to such Third Party on account of Forendo’s exploitation of such Third Party Technology in connection with the Development, Commercialization or Manufacture of Licensed Products for use outside the Territory, [***].

2.8        [***] Side Letter. Forendo shall use Commercially Reasonable Efforts to obtain an executed copy of a letter with the substances set forth in Exhibit 2.8.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 3

TRANSITION ASSISTANCE

3.1	Transition Assistance.

3.1.1 Transition Term. During the six (6) month period following the Effective Date (the “Transition Term”), Forendo will provide Transition Assistance to Licensee. The Transition Term may be extended by the mutual, written consent of both Parties upon terms including compensation to be negotiated in good faith.

3.1.2 Transition Assistance. During the Transition Term, Forendo shall use its Commercially Reasonable Efforts to provide assistance to Licensee, at no out-of-pocket cost to Licensee (except as set forth below), to effect the orderly transfer of the Licensed Product and related documentation to Licensee (the “Transition Assistance”). Without limiting the foregoing, such Transition Assistance shall include:

(a) the transfer by Forendo to Licensee of the existing IND for the Licensed Product;

(b) the transfer to Licensee of mutually agreed quantities of API already available to Forendo at Forendo’s actual cost;

(c) all Forendo Know-How related to the Development and Manufacture of the Licensed Products;

(d) the identification of all sublicensees, consultants, physicians, and other Third Parties who materially participated in the development of the Licensed Products by Forendo; and

(e) the translation to English of any documents pertaining to any Forendo Know-How and any documents necessary or useful in connection with the submission for, or maintenance of, any Regulatory Approval in the Territory, including without limitation:

•	transfer of copies of the results of and data from the pre-clinical and clinical studies conducted prior to and as of the Effective Date relating to any Licensed Product (including all regulatory information, clinical data, pre-clinical data, hard-copy case report forms and reports to the extent they exist);

•	transfer of copies of any written communications with the FDA and other Regulatory Authorities in the Territory and any relevant written communications with other Regulatory Authorities, and the minutes of any meetings with the FDA and any such other Regulatory Authority, in each case relating to any Licensed Product; and

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

•	transfer of copies of the data and results of any relevant manufacturing activities (including CMC activities incident to the Licensed Product.

To the extent any documentation to be transferred as part of the Transition Assistance exists in an electronic format, including scanned versions of a hardcopy, Forendo shall provide to Licensee an electronic copy of such documentation. For Documentation which exists only as hardcopy, Forendo shall provide to Licensee a physical copy of such documentation.

3.1.1 Continuing Obligation to Deliver Forendo Intellectual Property. During the Term, Forendo shall continue to provide to Licensee any additional Licensed Intellectual Property, including any Improvements thereto and all other data and information (whether positive or negative) that is in or comes into existence during the Term and that is necessary or useful to enable Licensee to Develop, manufacture and/or Commercialize Licensed Products or which is otherwise related to Licensor’s prior Development or manufacture of Licensed Products.

ARTICLE 4

JOINT STEERING COMMITTEE

4.1	Joint Steering Committee.

4.1.1 Establishment of JSC. As soon as practicable and no later than thirty (30) days after the Effective Date, the Parties shall establish a committee to facilitate monitoring certain activities relating to Developing and Commercializing Licensed Products (the “Joint Steering Committee” or “JSC”) as follows:

(a) Composition of the Joint Steering Committee. The JSC shall be comprised of two (2) representatives from each of the Parties. Each representative shall be an individual of suitable authority and seniority with significant experience or expertise in biopharmaceutical drug development. Each Party shall appoint its respective initial representatives to the JSC within thirty (30) days after the Effective Date, and may from time to time substitute its representatives, in its sole discretion, effective upon written notice to the other Party of such change. Additional representatives or consultants may from time to time, by mutual consent of the Parties or the JSC, be invited to attend JSC meetings, subject to such representatives’ and consultants’ being bound by confidentiality obligations at least as strict as those contained in Article 9. Each Party shall bear its own expenses relating to attendance at such meetings by its representatives and consultants.

(b) Chairperson. Each Party shall designate one of its representatives to be a Co-Chairperson. Each Co-Chairperson shall conduct the following activities of the Joint Steering Committee cooperatively (the “Co-Chairperson”): (i) scheduling meetings of the JSC; (ii) setting agendas for meetings with solicited input from representatives of each Party; (iii) preparing and confirming minutes of the meetings, which shall provide a

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations made by the JSC; and (iv) conducting effective meetings, including ensuring that objectives for each meeting are set and achieved.

(c) Meetings. The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than twice per Contract Year, at such locations as are determined by the JSC. Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment.

(d) Responsibilities. The JSC shall have the following responsibilities:

(1)	reviewing Development Plans and amendments and updates thereto;

(2)	reviewing regulatory strategy and clinical development strategy;

(3)	monitoring Development activities for Licensed Products undertaken by Licensee, including, without limitation, monitoring the progress in its conduct of the Development Plans;

(4)	reviewing Commercialization Plans and amendments and updates thereto;

(5)	monitoring Commercialization activities for Licensed Products undertaken by Licensee; and

(6)	performing such other activities that the Parties mutually agree shall be the responsibility of the JSC.

4.1.2 Appointment of Subcommittees and Project Teams. The JSC shall be empowered to create such subcommittees of itself and other additional project teams as it may deem appropriate or necessary and may elect to delegate responsibilities to such subcommittees or additional project teams as it may from time to time deem appropriate. Each such subcommittee and project team shall report to the JSC, which shall have authority to approve or reject recommendations or actions proposed thereby, subject to the terms of this Agreement. Notwithstanding the foregoing, no subcommittee or project team shall have authority to make any decision binding upon the JSC or the Parties.

4.1.3 Decision-Making. With respect to any matter over which the JSC has responsibility pursuant to Section 4.1.1(d), the JSC should use reasonable efforts to reach agreement on a mutually acceptable resolution. If the JSC is unable to reach agreement, such matter shall be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. If the Executive Officers are unable to resolve such dispute within such thirty (30) day period, Licensee shall

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

have final decision-making authority. In no event will any disagreements within the JSC relating to the Development, Manufacture, or Commercialization of any Licensed Product be subject to the dispute resolution provisions of Section 12.15.

ARTICLE 5

DEVELOPMENT AND RELATED DILIGENCE

5.1   Development of the Licensed Product. Subject to the terms and conditions of this Agreement, Licensee shall use its Commercially Reasonable Efforts to Develop, and to obtain Regulatory Approval for, at least one Licensed Product in the Territory. Attached to this Agreement as Exhibit is an abbreviated Development Plan containing the anticipated and required studies and the timelines for the same, believed by Licensee to be reasonably necessary to support the submission of a NDA to the FDA for the first Licensed Product. Within ninety (90) days after the Effective Date, Licensee shall provide Forendo with a true and correct copy of its comprehensive Development Plan for the first Licensed Product, which Development Plan shall be consistent with the Development Plan attached to this Agreement as Exhibit 5.1. The Development Plan shall cover the material Development activities and estimated timelines believed by Licensee to be reasonably necessary to support the submission of a NDA to the FDA for the Licensed Product. The Development Plan, and any updates thereto, shall contain in reasonable detail the Development objectives to be achieved during the then-current Contract Year, the Development activities to be performed and estimated timeline for performing such Development activities. Licensee’s achievement, by itself or through its Affiliates or Sublicensees, of any objectives set forth in the Development Plan by the date set forth therein shall be deemed sufficient to satisfy the requirement to use Commercially Reasonable Efforts under this Section 5.1 as of such date; provided, however, the failure to meet such objectives shall not in and of itself be deemed to be a breach of Licensee’s Commercially Reasonable Efforts, though it may be a factor in such determination.

5.2   Updates to Development Plan. On an annual basis, Licensee shall update the Development Plan and submit such updated Development Plan, no later than January 20 of each Contract Year, to Forendo for its review.

5.3   Development Responsibilities for Licensed Products.

5.3.1 Clinical Development. Without limiting Licensee’s obligations in Section 5.1, Licensee shall develop, and the JSC shall review, a clinical development strategy consistent with the Development Plan. Licensee shall be responsible for using its Commercially Reasonable Efforts to perform the clinical activities necessary for Regulatory Approval Applications that Licensee determines to file in the Territory, including, without limitation, submission of clinical protocols under (x) the IND and (y) the NDA for the Licensed Product in the Field.

5.3.2 Clinical Supplies; CMC Development. Licensee shall be responsible for the manufacturing and supply of Licensed Product required for clinical development including API, drug substance and the finished dosage form. Licensee shall be solely responsible for generating

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

necessary CMC data on API, drug substance and the finished dosage form for regulatory filings, including any Regulatory Approval Application.

5.3.3 Regulatory Matters.

(a) Regulatory Strategy. Licensee shall develop, and the JSC shall review, a regulatory strategy for the Territory consistent with the Development Plan. Pursuant to and in accordance with such regulatory strategy, Licensee shall use its Commercially Reasonable Efforts to prepare and file Regulatory Approval Application or other submissions to Regulatory Authorities as Licensee determines to be appropriate.

(b) Communications with Regulatory Authorities. For all Licensed Products in any indication in the Territory, Licensee shall be solely responsible for: (1) all communications with Regulatory Authority; (2) label development, including negotiations with Regulatory Authority; (3) advisory committee meetings or their equivalent (if applicable); and (4) negotiation with Regulatory Authority regarding post-approval requirements/commitments; in each case provided that copies of material communications with any Regulatory Authority received or sent by Licensee which pertain to a Licensed Product are delivered promptly (and no later than five (5) days) to Forendo; and provided, further, that Forendo representatives may to the extent permitted by law and otherwise practicable, but not the obligation, to attend as an observer any material meeting (including conference calls) that Licensee has with any Regulatory Authority in the Territory relating solely to a Licensed Product. Licensee agrees to promptly inform Forendo about such meetings once scheduled with a Regulatory Authority.

(c) Regulatory Approvals. Regulatory Approval Applications for Licensed Product in the Territory for the treatment of male secondary hypogonadism shall be made by Licensee using its Commercially Reasonable Efforts, and in its sole discretion for all other indications, in Licensee’s name, and Licensee shall be the only Party responsible for (1) interfacing, corresponding and meeting with the applicable Regulatory Authorities in the Territory with respect to any and all Licensed Products, subject to the proviso in Section 5.3.3(b), and (2) for overseeing, monitoring, coordinating and filing Regulatory Approval Applications for such Licensed Products in the Territory. Licensee shall hold in its name and maintain all Regulatory Approval for Licensed Products in the Territory.

5.4   Records. Licensee shall maintain written scientific records, consistent with its internal policies, which shall (a) reflect work done and results achieved in the performance of Development activities (including the status of Regulatory Approval processes), and (b) reflect steps taken toward, and the results of, Licensee’s obligatory regulatory activities under this Agreement in reasonable detail consistent with Licensee’s record keeping for its other products (as more detailed in Article 6 with respect to the Licensed Products on a Product-by-Product during the just-ended semiannual period (collectively, the “Product Records”). Upon request from Forendo, at no out-of-pocket expense to Licensee, Licensee shall provide a copy of or reasonable access to the Product Records to Forendo to the extent not previously provided to the

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

JSC or Forendo, which requests may be made no more frequently than annually during the term of this Agreement. All Product Records and the information disclosed therein shall be maintained in confidence by Forendo in accordance with Article 9.

5.5   Third Parties. Licensee and its Affiliates shall be entitled to utilize the services of Third Parties, including Third Party contract research organizations and service providers to perform their respective Development activities; provided, however, that Licensee shall remain at all times fully liable for its responsibilities under Development Plan and this Agreement. Any agreement with a Third Party to perform Licensee’s Development obligations under this Agreement shall include confidentiality and non-use provisions which are no less stringent than those set forth in Article 9.

ARTICLE 6

COMMERCIALIZATION AND RELATED DILIGENCE

6.1   Diligence in Commercialization. Licensee shall use its Commercially Reasonable Efforts to Commercialize either itself, through an Affiliate or Sublicensee at least one (1) Licensed Product in the Territory including identifying and committing sufficient resources for pre-launch, launch and subsequent Commercialization activities.

6.2   Commercialization. Licensee shall be solely responsible for all, and, as between Forendo and Licensee, shall record all revenues in connection with, Commercialization activities relating to the Licensed Products in the Territory.

6.3   Commercialization Plan. Commencing at least twelve (12) months prior to the projected First Commercial Sale of a Licensed Product in the Territory, Licensee shall commence preparing a Commercialization Plan (“Commercialization Plan”) for such Licensed Product. No later than six (6) months prior to the projected First Commercial Sale of such Licensed Product in the Territory, Licensee shall submit such Commercialization Plan to the JSC for review. After the launch of such Licensed Product, on an annual basis, Licensee shall use its Commercially Reasonable Efforts to update the Commercialization Plan and submit such updated Commercialization Plan, no later than January 20 of each Contract Year, to the JSC for its review. Licensee’s achievement, by itself or through its Affiliates or Sublicensees, of any objectives set forth in the Commercialization Plan by the date set forth therein shall be deemed sufficient to satisfy the requirement to use Commercially Reasonable Efforts under this Section 6.3 as of such date; provided, however, the failure to meet such objectives shall not in and of itself be deemed to be a breach of Licensee’s Commercially Reasonable Efforts, though it may be a factor in such determination.

6.4   Commercial Manufacturing and Supply. Licensee shall develop a manufacturing and supply strategy for Licensed Product (including API, drug substance and finished dosage form) consistent with the Commercialization Plan. Pursuant to this strategy, Licensee shall be solely responsible for Manufacturing and supplying the API, drug substance and finished dosage form of any Licensed Product for Commercialization in the Territory. In this role, Licensee shall identify and manage Third Party contract manufacturers, as well as lead all supply chain

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

management and quality control activities. Forendo acknowledges that Licensee has the final decision-making authority over Manufacturing activities in the Territory in its discretion.

6.5   Medical and Scientific Affairs. Licensee shall be solely responsible for medical and scientific affairs and programs, including professional symposia and other educational activities in the Territory. Licensee shall have the exclusive right to respond to all questions or requests for information about the Licensed Products made by any medical professionals or any other Person in the Territory.

ARTICLE 7

FINANCIAL PROVISIONS

7.1   Initial License Fee. In consideration of the licenses granted hereunder, Licensee shall pay Forendo the following non-refundable upfront consideration:

7.1.1 Five Million United States Dollars (USD $5,000,000) payable in cash within Ten Business Days after the Effective Date.

7.1.2 The equivalent of Seven Million Five Hundred Thousand United States Dollars (USD $7,500,000) payable in unregistered shares of common stock of Guarantor, Licensee’s parent corporation, the price per share being determined by the average daily closing price of Guarantor shares on NASDAQ during the 360 day period immediately preceding the Effective Date. The shares of Guarantor shall be issued to Forendo and its designee pursuant to the terms of that certain Stock Issuance Agreement to be entered into by Guarantor, Forendo and its designee on the Effective Date. In order to ensure an orderly sale of the shares over time, Forendo and its designee shall be limited in the aggregate to selling on any given day not more than ten percent (10%) of Guarantor’ average trading volume for the previous five trading days. Guarantor shall use reasonable commercial efforts to have a registration statement, covering the aforementioned shares to be registered for resale, declared effective as promptly as practicable; provided that (i) a S-3 registration will be utilized unless Guarantor is prohibited from using an S-3 registration, (ii) assuming use of a S-3 registration, Guarantor shall file such registration statement within sixty (60) days after the Effective Date and (iii) Licensee and/or Guarantor will bear all costs associated with preparation and filing the registration statement and maintaining the effectiveness of such registration statement. The registration statement requirements will terminate when all shares held by Forendo and its designee may be sold without volume restrictions pursuant to Rule 144 under the Securities Act of 1933.

7.2   Development Costs. Licensee shall be solely responsible for all Development Costs incurred after the Effective Date in Developing any Licensed Product for any indications in the Territory.

7.3   Milestones. Licensee shall pay to Forendo the amounts set forth below (each, a “Milestone Payment”) no later than thirty (30) days after the earliest date on which Licensee or any of its Related Parties receives written notification that the corresponding milestone event

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

(each, a “Milestone Event”) has first been achieved with respect to a Licensed Product in the Territory:

[***]	[***] U.S. dollars ($[***])
[***]	[***] U.S. Dollars ($[***])
[***]	[***] U.S. Dollars ($[***])
[***]	[***] US Dollars ($[***])
[***]	[***] U.S. Dollars ($[***])
[***]	[***] US Dollars ($[***])
[***]	[***] US Dollars ($[***])
[***]	[***] US Dollars ($[***])
[***]	[***] US Dollars ($[***])

Once Licensee has made any particular Milestone Payment under this Section 7.3, Licensee shall not be obligated to make any payment under this Section 7.3 with respect to the re-occurrence of the same Milestone Event, whether or not such re-occurrence is with respect to a different or the same Licensed Product. Notwithstanding anything to the contrary in this Agreement, only one (1) milestone payment due pursuant to this Section 7.3 shall be payable in any single calendar year during the Term. In the event that two (2) or more milestone payments become due to Forendo in any single calendar year during the Term pursuant to this Section 7.3, the first milestone payment shall be due and payable by Licensee as set forth herein, and the payment date for any subsequent milestone payments accrued during the applicable calendar year shall be automatically delayed until the date that is thirty (30) days after the last day of the calendar year in which the immediately preceding accrued milestone payment has been paid.

7.4   Royalties.

7.4.1 Royalty Percentages. Licensee shall pay Forendo quarterly tiered royalty payments based on a percentage of Licensee’s and its sublicensees’ Annual Net Sales of Licensed Products in the Territory during the Royalty Term at the applicable rates set forth below, as determined by the applicable period in which Net Sales are earned (the Branded Royalty Period or the Step-Down Royalty Period):

Applicable Period during the Royalty Term	Annual Net Sales (millions)	Royalty %

Branded Royalty Period	[***]	[***]%

	[***]	[***]%

Step-Down Royalty Period	[***]	[***]%

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

7.4.2 Generic Entry. Notwithstanding anything to the contrary herein, if at any time during the Royalty Term of this Agreement an AB rated generic of a Licensed Product is introduced into the Territory by a Third Party (“Generic Entry”) and Licensee’s market share of the Relevant Market is reduced by more than [***]%, then the Branded Royalty Period for such Licensed Product shall expire and the Royalty shall be reduced to the Step Down Royalty for the remainder of the Term for such Licensed Product (unless such Generic Entry is subsequently enjoined, in which case, the royalty rate shall be returned to the prior applicable royalty rate).

7.4.3 Reports and Royalty Payments. Within sixty (60) days after the end of each Contract Quarter commencing in the Contract Quarter immediately following the Contract Quarter in which there was the First Commercial Sale, Licensee shall deliver to Forendo a report setting forth for the previous Contract Quarter the following information on a Licensed Product-by-Licensed Product basis: (a) the gross sales and Net Sales of each Licensed Product, (b) the number of units sold by Licensee and all of its Affiliates and sublicensees, (c) the royalty due hereunder, (d) the applicable exchange rate as determined pursuant to Section 7.6.2; (e) the calculation of any true-up required with respect Net Sales reported and payments made in connection in the Contract Quarter(s). The total royalty due to Forendo for the sale of Licensed Products during such Contract Quarter shall be remitted at the time such report is made.

7.4.4 Setoff. Notwithstanding anything to the contrary in this Agreement, if Forendo breaches this Agreement and Licensee obtains a judgment against Forendo awarding Licensee damages, Licensee may setoff royalties payable under this Agreement against such damages until such time as Licensee has been paid such damages in full (net of setoff).

7.5   Licensee Responsible in the Event of Sublicensing. For the avoidance of doubt, to the extent that Licensee grants any sublicenses to sublicensees in the Territory in accordance with Section 2.2, Licensee shall remain responsible for the payment to Forendo of the amounts required by this Article 7.

7.6   Payment Provisions Generally.

7.6.1 Taxes and Withholding. If Licensee is required to make a payment to Forendo subject to a deduction of tax or withholding tax, the sum payable by Licensee (in respect of which such deduction or withholding is required to be made) shall be made to Forendo after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Laws. Any such withholding taxes required under Applicable Laws to be paid or withheld shall be an expense of, and borne solely by Forendo. To the extent Licensee is required to deduct and withhold taxes on any payments to Forendo, Licensee shall pay the amounts of such taxes to the proper governmental authority in a

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

timely manner and promptly transmit to Forendo an official tax certificate or other evidence of such withholding sufficient to enable Forendo to claim such payments of taxes. Forendo shall provide to Licensee any tax forms that may be reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Forendo shall use reasonable efforts to provide any such tax forms to Licensee at least thirty (30) days prior to the due date for any payments for which Forendo desires that Licensee apply a reduced withholding rate. Each Party will reasonably assist the other Party in claiming tax refunds, deductions, or credits at the other Party’s request and will reasonably cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made under this Agreement.

7.6.2 Payment and Currency Exchange. All amounts payable and calculations hereunder shall be in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account as may be designated in writing by Forendo from time to time.

7.6.3 Overdue Payments. If any payment due under this Agreement (other than payments that are the subject of a good faith dispute between the Parties) is overdue by more than sixty (60) days, the overdue Party shall pay interest to the other at a rate per annum equal to the lesser of the prime rate of interest, as reported by New York edition of The Wall Street Journal on the last Business Day of the applicable Calendar Quarter, or the highest rate permitted by Applicable Law, calculated on the number of days such payments are paid after the date such payments are due.

7.7   Maintenance of Records; Audits.

7.7.1 Record-Keeping. Licensee shall keep, and shall cause its Affiliates and sublicensees to keep, books and accounts of record in connection with the sale of Licensed Products and in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder. Licensee shall maintain, and shall cause its Affiliates and sublicensees to maintain, such records for a period of at least three (3) years after the end of the Contract Year in which they were generated.

7.7.2 Audits. Upon thirty (30) days’ prior written notice from Forendo, Licensee or any of its Affiliates or sublicensees receiving the written notice (the “Audited Party”) shall permit an independent certified public accounting firm of nationally recognized standing selected by Forendo and reasonably acceptable to the Audited Party, to examine, at Forendo’s sole expense, the relevant books and records of the Audited Party and its Affiliates as may be reasonably necessary to verify the amounts reported in accordance with Section 7.4.3 and the payment of royalties hereunder. An examination by Forendo under this Section 7.7.2 shall occur not more than once in any Contract Year and shall be limited to the pertinent books and records for any Contract Year ended not more than two (2) years before the date of the request. The accounting firm shall be provided access to such books and records at the Audited Party’s facility(ies) where such books and records are normally kept and such examination shall be conducted during the Audited Party’s normal business hours. The Audited Party may require the accounting firm to

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

sign a standard non-disclosure agreement before providing the accounting firm access to the Audited Party’s facilities or records. Upon completion of the audit, the accounting firm shall provide Licensee, Forendo and the Audited Party a written report disclosing any discrepancies in the reports submitted by the Audited Party or, as applicable, the royalties paid, and in each case, the specific details concerning any discrepancies. No other information pertaining to the Audited Party’s books and records shall be provided to Forendo.

7.7.3 Underpayments/Overpayments. If such accounting firm correctly concludes (such conclusion subject to the dispute resolution procedures set forth in Section 12.15) that additional royalties were due to Forendo, Licensee shall, if applicable, pay to Forendo the additional royalties within sixty (60) days of the date Licensee receives such accountant’s written report so correctly concluding (unless disputed in good faith hereunder). If such underpayment exceeds ten percent (10%) of the royalties that were to be paid, Licensee also shall reimburse Forendo for all out-of-pocket expenses incurred in conducting the audit. If such accounting firm correctly concludes that Licensee overpaid royalties to Forendo, then Forendo shall refund such overpayments to Licensee, within sixty (60) days of the date Forendo receives such accountant’s report so correctly concluding.

7.7.4 Confidentiality. All financial information of an Audited Party that is subject to review under this Section 7.7 shall be deemed to be Confidential Information of such Audited Party subject to the provisions of Article 9, and Forendo shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than verifying payments to be made by Licensee to Forendo hereunder.

ARTICLE 8

INTELLECTUAL PROPERTY PROTECTION AND RELATED MATTERS

8.1   Filing, Prosecution and Maintenance of Patent Rights.

8.1.1 Forendo Patent Rights.

(a) Primary Responsibility.

(1)

Subject to Section 8.1.1(d), Licensee through counsel currently prosecuting and maintaining the Forendo Patent Rights, or if Forendo consents, counsel reasonably acceptable to Forendo in the Territory, shall have primary responsibility for and control over obtaining, prosecuting (including any interferences, reissue proceedings and re-examinations), and maintaining throughout the Territory the Forendo Patent Rights in Forendo’s name, all at Licensee’s sole cost and expense. For purposes of this Section 8, Forendo Patent Rights shall include, without limitation patents and applications only within the Territory, and any patentable Forendo Improvements and patentable Forendo Know-How in the Territory.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

For purposes of this Section 8, Forendo Patent Rights shall not include patents and patent applications outside of the Territory.

(2)	Notwithstanding the foregoing, Licensee shall keep Forendo fully informed of patent prosecution and provide Forendo with copies of material correspondence (including, but not limited to, applications, office actions, responses, etc.) relating to prosecution and maintenance of any Forendo Patent Rights under this Section of the Agreement. Forendo may provide comments and suggestions with respect to any material actions to be taken by Licensee and Licensee shall reasonably consider all comments, suggestions and prosecution actions recommended by Forendo. Further, notwithstanding Section 8.1.1(a)(1) but subject to Section 8.1.1(d), in no event shall Licensee take any action or fail to take any action (or instruct counsel to take any action or fail to take any action) with respect to the prosecution or maintenance of any of the Forendo Patent Rights, whether in connection with the original examination, continuing examination, post-grant review, re-examination, re-issue or otherwise) which would have the effect of narrowing the scope of or adversely impacting the validity of any issued or pending claim within the Forendo Patent Rights except with the prior written consent of Forendo, such consent not be unreasonably withheld.

(3)	In order to facilitate Forendo’s right to comment, Licensee shall provide copies of all such official correspondence and any proposed responses by Licensee at least thirty (30) days prior to any filing or response deadlines, or within five (5) Business Days of Licensee’s receipt of any official correspondence if such correspondence only allows for thirty (30) days or less to respond, and Forendo shall provide any comments promptly and in sufficient time to allow Licensee to meet applicable filing requirements. In no event shall Licensee be required to delay any submission, filing or response past any deadline that is not extendable. Licensee agrees to use its Commercially Reasonable Efforts to avoid extension fees, unless agreed to in advance by the Parties, and to take such action as deemed reasonably necessary to preserve pendency of the Forendo Patent Rights in the Territory, including, but not limited to, the filing of any new or continuing patent application and/or payment of any fee necessary to preserve pendency of a pending application.

(b) Common Interest. All information exchanged between the Parties regarding preparation, filing, prosecution or maintenance of the Forendo Patent Rights

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

shall be deemed Confidential Information. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution and maintenance of the Forendo Patent Rights, the interests of the Parties as licensor and Licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Forendo Patent Rights, including, without limitation, privilege under the common interest doctrine and similar or related doctrines.

(c) Joint Inventions. With respect to any Joint Invention and any Patents claiming such Joint Invention (“Joint Collaboration Patents”), Forendo shall assign (and shall cause its Affiliates, sublicensees and subcontractors to assign), and hereby does assign, any and all of Forendo’s (and its Affiliates’, its sublicensees’ and subcontractors’) right, title and interest in and to such Joint Inventions and Joint Collaboration Patents to Licensee, such that Licensee shall solely own such Joint Inventions and Joint Collaboration Patents. In order to ensure that all potential Joint Inventions, Joint Collaboration Patents and any other patentable inventions for the Territory are identified and pursued by Licensee or Forendo, Forendo will provide Licensee with information, know-how and data (including pre-clinical and clinical data) related to the Field or FIS that come into its possession or control during the Term. Forendo shall provide such information, know-how and data to Licensee prior to permitting them to be published or otherwise publicly available, so that Licensee has the opportunity to identify and pursue any Joint Inventions, Joint Collaboration Inventions, or other Territory appropriate inventions to avoid jeopardizing potential patent rights in the Territory for the same.

(d) Election Not to Continue Prosecution; Abandonment. If Licensee elects (i) not to continue the prosecution (including any interferences and post-grant proceedings) or maintenance of a Forendo Patent Right in the Territory, or (ii) not to file and prosecute patent applications for the Forendo Patent Rights in the Territory following a written request from Forendo to file and prosecute in the Territory, then (1) Licensee shall so notify Forendo promptly in writing of its intention in good time to enable Forendo to meet any deadlines by which an action must be taken to establish or preserve any such rights in such patent in in the Territory and (2) Forendo shall have the right to file for, or continue to prosecute, maintain or enforce, or otherwise pursue such Forendo Patent Rights in the Territory, and Licensee shall cooperate with Forendo in regards thereto.

(e) Orange Book Listed Patent Rights. Prior to submission of a NDA or sNDA for any Licensed Product, Licensee shall consult with Forendo as to the Forendo Patent Rights the Licensee intends to list in the NDA or sNDA for inclusion in the Orange Book. Licensee agrees to include in the Orange Book all Forendo Patent Rights with Valid Claims (excluding those described in clause (b) of Section 1.71) that cover the composition or formulation of the Licensed Product or the use of the Licensed Product for its approved indication.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

8.1.2 Cooperation. Each Party hereby agrees: (a) to make its and its Affiliates’ employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution as contemplated by this Agreement; (b) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights that are subject to this Agreement; and (c) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications that are subject to this Agreement.

8.2	Enforcement of Patent Rights.

8.2.1 Notification. Each Party shall promptly report in writing to the other Party during the Term any (a) known or suspected infringement of any Forendo Patent Rights or (b) unauthorized use or misappropriation of any Confidential Information, including Forendo Intellectual Property, by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement or unauthorized use or misappropriation.

8.2.2 Rights to Enforce. In respect of Licensed Products in the Territory, Licensee shall have the first right, but not the obligation, to take any reasonable measures it deems appropriate to stop infringing activities in the Field in the Territory, including (a) initiating or prosecuting an infringement or other appropriate suit or action against, and (b) settling or ceasing any such infringement action or other suit, including, but not limited to, granting adequate rights and licenses necessary for continuing such activities in the Territory to any Third Party who at any time has infringed, or is suspected of infringing, any Forendo Patent Rights, or of using without proper authorization any Forendo Know-How claiming or relating to Licensed Products. In the event that Licensee elects not to take action pursuant to this Section 8.2.2, Licensee shall so notify Forendo in writing of its intention within ninety (90) days of Licensee’s notice of such infringement activities to enable Forendo to meet any deadlines by which an action must be taken to establish or preserve any enforcement rights. Thereafter, the Parties shall consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the Forendo Intellectual Property in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against the parties hereto or challenges to the scope or validity of the Forendo Intellectual Property in question, the impact of any possible adverse outcome on the Parties and the effect any publicity might have on the Parties’ respective reputations and goodwill). If, after such process, it is unanimously determined that a suit should be filed and Licensee does not file suit or commence settlement negotiations forthwith against the infringer, then Forendo shall have the right, at its own expense, to enforce the Forendo Intellectual Property in question on behalf of itself and Licensee and Forendo shall have the right, but not the obligation, to take any such reasonable measures to stop such infringing activities by such alleged infringer.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

8.2.3 Procedures; Expenses and Recoveries. The Party having the right to initiate any infringement suit under Section 8.2.2 shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expenses in rendering assistance requested by the initiating Party. If required under Applicable Law in order for the initiating Party to initiate and/or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action. Notwithstanding the foregoing, if Licensee is the initiating Party and so requests, then Forendo shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for Licensee to initiate litigation to prosecute and maintain such action. In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party for reasonable out-of-pocket expenses incurred in rendering such assistance. The non-initiating Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts shall be allocated as follows:

(a) in all cases, first to reimburse Licensee for all expenses of the suit, including attorneys’ fees and disbursements, court costs and other litigation expenses, and then to reimburse Forendo for its reasonable attorneys’ fees and disbursements, court costs and other litigation expenses; and

(b) any of the remaining amount that relates to Licensed Product shall be treated as if it were Net Sales of Licensee, with Forendo receiving a royalty on such remaining amount pursuant to the terms of Section 7.4, and the balance being retained by Licensee.

8.2.4 Other Infringement Resolutions. In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in this Section 8.2 (e.g., actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute (including sharing in and allocating the payment or receipt of damages, license fees, royalties and other compensation) set forth in this Section 8.2 shall apply. Each Party shall immediately notify the other Party of any certification of which it becomes aware filed pursuant to 21 U.S.C. § 355(b)(2)(A) or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) claiming that a Forendo Patent Right or a Licensee Patent Right is invalid or that infringement of such Patent Right will not arise from the development, manufacture, use or sale of any product by a Third Party. The provisions of this Section 8.2 shall thereafter apply as if such Third Party were an infringer or suspected infringer; provided that in the event that Licensee elects not to take action, Licensee shall so notify

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Forendo in writing of its intention within ten (10) days of Licensee’s notice of such infringement activities to enable Forendo to meet any deadlines by which an action must be taken to establish or preserve any enforcement rights.

8.3	Claimed Infringement of Third Party Rights.

8.3.1 Notice. In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party, or any of such Party’s respective Affiliates or sublicensees, claiming infringement of its Patent Rights (including with respect to a Blocking Patent) or unauthorized use or misappropriation of its Know-How, based upon an assertion or claim arising out of the Development, Manufacture or Commercialization of a Licensed Product in the Territory (“Infringement Claim”), such Party shall promptly notify the other Party of the Infringement Claim or the commencement of such action, suit or proceeding, enclosing a copy of the Infringement Claim and all papers served. Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim at no cost to the other Party and to offer reasonable assistance to the other Party at no cost to the other Party.

8.3.2 Obligation to Defend.

(a) Licensee shall have the obligation to defend all Infringement Claims brought in the Territory against either Party or any of its Affiliates or sublicensees arising out of the Development, Manufacture or Commercialization of a Licensed Product in the Territory; provided that the foregoing shall not be construed to require Licensee to defend (i) Forendo against a breach of Forendo’s representations and warranties set forth herein, or (ii) Forendo, its Affiliates or sublicensees with respect to Manufacturing activities by such parties in the Territory.

(b) Forendo shall have the obligation to defend all Infringement Claims brought against either Party or any of its Affiliates or sublicensees arising out of Forendo’s and/or its Affiliates and/or licensee’s Development, Manufacture or Commercialization of a Licensed Product and/or use or practice of any Forendo Intellectual Property and/or Licensee Intellectual Property outside the Territory; provided that the foregoing shall not be construed to require Forendo to defend (i) Licensee against a breach of Licensee’s representations and warranties set forth herein, or (ii) Licensee, its Affiliates or sublicensees with respect to Development or Manufacturing activities by such parties outside the Territory.

8.3.3 Procedure.

(a) To the extent that the Infringement Claim, whether in the form of an assertion by a Third Party or a filed litigation (or other formal dispute resolution procedure), directly relates to a Blocking Patent (a “Blocking Patent Claim”), Licensee shall have the first right to control any negotiations and discussions with the Third Party to resolve the Blocking Patent Claim in the Territory by acquiring a license under the

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Blocking Patent. If Forendo acquires any rights, including a license to any Blocking Patent in the Territory, such rights shall be considered Forendo Intellectual Property subject to the License Grant to Licensee provided herein. If Licensee is unable to resolve the Blocking Patent Claim by acquiring a license under the Blocking Patent on terms that are commercially reasonable to Forendo, in Forendo’s discretion and at no expense to Licensee, then Forendo may negotiate a license with the Third Party under the Blocking Patent in the Territory in the Field. Any expense incurred by Licensee in connection with obtaining rights under or to a Blocking Patent shall be offset against any royalties or other payments payable thereunder as Infringement Defense Costs under Section 8.3.3(c).

(b) Licensee shall have the sole and exclusive right to select counsel to defend any Infringement Claim brought via litigation or other formal dispute resolution procedure; provided that it shall consult with Forendo with respect to selection of counsel for such defense. Licensee shall keep Forendo informed, and shall from time to time consult with Forendo regarding the status of any such claims and shall provide Forendo with copies of all material documents filed in, and all material written communications relating to, any suit brought in connection with such claims. Forendo shall also have the right to participate and be represented in any such claim or related suit, at its own expense. Licensee shall not settle any Infringement Claims that would adversely impact any of the Forendo Patent Rights (such as invalidation of or narrowing the scope of any claim of any of the Forendo Patent Rights) or purport to impose any obligations on Forendo, without obtaining the prior written consent of Forendo or its Affiliate, as applicable, which consent shall not be unreasonably withheld.

(c) Except to the extent Forendo owes an indemnification obligation to Licensee under this Agreement, all litigation costs and expenses incurred by Licensee in connection with such Infringement Claim, and all damages and settlement payments, including any ongoing royalties, payable by Licensee to the Third Party in respect of such Infringement Claims (“Infringement Defense Costs”) shall be borne by [***]:

(1)        [***]; or

(2)        [***].

(d) For any given Contract Quarter, the royalties and milestones payable to Forendo under Section 7.4 shall not be reduced by the application of Section 8.3.3(c) by more than [***] percent ([***]%) of the royalties otherwise payable to Forendo under Section 7.4 (with the un-deducted balance of Infringement Defense Costs applied against royalties and milestones payable to Forendo under Section 7.4 in successive Contract Quarters until fully recovered by Licensee).

8.3.4 Limitations. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 11.5, THE FOREGOING STATES THE ENTIRE RESPONSIBILITY OF FORENDO AND LICENSEE, AND THE SOLE AND EXCLUSIVE REMEDY OF FORENDO OR LICENSEE, AS THE CASE MAY BE, IN THE CASE OF ANY CLAIMED

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

INFRINGEMENT OF ANY THIRD PARTY PATENT RIGHTS OR UNAUTHORIZED USE OR MISAPPROPRIATION OF ANY THIRD PARTY’S KNOW-HOW.

8.4   Product Trademarks. Licensee and/or its Affiliates or sublicensees, as applicable, shall select and own the Product Trademarks for each Licensed Product and shall be solely responsible for filing and maintaining the Product Trademarks in the Territory (including payment of costs associated therewith). Licensee shall assume full responsibility, at its sole cost and expense, for any infringement of a Product Trademark for a Licensed Product by a Third Party, and shall defend and indemnify Forendo for and against any claims of infringement in the Territory of the rights of a Third Party by the use of a Product Trademark in connection with a Licensed Product.

8.5   Patent Term Extensions in the Territory. The Parties shall use reasonable efforts to obtain all available extensions of Patent Rights (including those available under the Hatch-Waxman Act). Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining such extensions wherever applicable to Patent Rights. The Party first eligible to seek extension of any such Patent Rights shall have the right to do so; provided that the first Party has an option to extend the patent term for only one of several patents, the first Party shall consult with the other Party before making the election. If more than one patent is eligible for extension, the Parties shall select, in good faith, a strategy that shall maximize patent protection and commercial value for each Licensed Product.

ARTICLE 9

CONFIDENTIALITY

9.1   Confidential Information. All Confidential Information disclosed by a Party (together with its Affiliates, the “Disclosing Party”) to the other Party (together with its Affiliates, the “Receiving Party”) before or during the Term shall be used by the Receiving Party solely in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the Receiving Party and shall not otherwise be disclosed by the Receiving Party to any other Person, firm, or agency, governmental or private (other than a Party’s Affiliates), without the prior written consent of the Disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):

9.1.1 was known or used by the Receiving Party prior to its date of disclosure to the Receiving Party; or

9.1.2 either before or after the date of the disclosure to the Receiving Party, is lawfully disclosed to the Receiving Party by sources other than the Disclosing Party rightfully in possession of the Confidential Information; or

9.1.3 either before or after the date of the disclosure to the Receiving Party, becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the Receiving Party or its sublicensees; or

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

9.1.4 is independently developed by or for the Receiving Party without reference to or reliance upon the Confidential Information.

9.1.5 In addition, the provisions of this Section 9.1 shall not preclude the Receiving Party from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure. Forendo and Licensee each agree that they shall provide Confidential Information received from the other Party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a reasonable need to know and are bound by confidentiality obligations at least as strict as this Article 9. In addition, each Party may not disclose the terms of this Agreement (to the extent such terms are confidential) to any Third Party except as required by law and except to actual or prospective investors, acquirers, licensees or strategic partners or to a Party’s accountants, attorneys and other professional advisors; provided that such disclosures shall be subject to continued confidentiality obligations at least as strict as this Article 9.

9.2     Public Announcements and Use of Names. No public disclosure of the existence of, or the terms of, this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party in any publicity, news release or public disclosure relating to this Agreement or its subject matter without the prior express written permission of the other Party, except as may be required by law or expressly permitted by the terms hereof. A press release, agreed upon by the Parties, is attached to this Agreement as Schedule 9.2. If a public disclosure is required by any Applicable Law, including in a filing with a governmental authority or stock exchange, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure, but not later than three (3) Business Days prior to the filing, for the non-disclosing Party’s prior review and comment and to allow the other Party a reasonable time to object to any such disclosure or to request confidential treatment thereof.

ARTICLE 10

TERM AND TERMINATION

10.1   Term. This Agreement shall commence on the Effective Date and on a Licensed Product-by-Licensed Product basis, shall be in full force and effect until the expiration of the last-to-expire Royalty Term of such Licensed Product in the Territory (the “Term”). After expiration of the Royalty Term for a Licensed Product , no further royalties shall be payable in respect of sales of such Licensed Product , and the license granted to Licensee under Section 2.1.1 hereof shall be a fully paid-up, perpetual, irrevocable, royalty-free license with respect to such Licensed Product in the Territory.

10.2   Termination for Cause.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

10.2.1 Cause for Termination.

(a) This Agreement may be terminated in its entirety or on a Licensed Product -by-Licensed Product basis at any time during the Term upon sixty (60) days’ prior written notice by a Party if the other Party (the “Breaching Party”) is in breach of its material obligations under this Agreement as a whole or on a Licensed Product-by-Licensed Product basis and has not cured such breach for sixty (60) days, measured from the date written notice of such material breach is given to the Breaching Party (“Date of Notice”); provided, however, that if such alleged material breach is not reasonably susceptible of cure within such sixty (60) day period and the Breaching Party uses reasonable and diligent good faith efforts to cure such alleged material breach, such sixty (60) day period shall be extended as long as is reasonably necessary (but no more than six (6) months from the Date of Notice) and no such termination shall occur for so long as such efforts continue or if such breach is cured (but in each case for no longer than six (6) months from the Date of Notice).

(b) This Agreement may be terminated at any time during the Term by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership, or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(c) In the event that Forendo believes that Licensee has failed to use its Commercially Reasonable Efforts to Develop, Manufacture, and/or Commercialize any Licensed Product at any time in the Territory, prior to providing a notice of breach under Section 10.2.1(a), Forendo shall raise such issue by written notice to Licensee, which shall not constitute a notice of breach by Licensee. If within sixty (60) days following Licensee’s receipt of such notice from Forendo, Forendo believes that Licensee has not remedied the issues identified by Forendo in such notice, then (i) Licensee shall provide Forendo with a written response specifying, in reasonable detail, how it is using or has begun to use such Commercially Reasonable Efforts, and (ii) the Parties shall discuss such response. If Forendo continues to believe that Licensee has not used its Commercially Reasonable Efforts, it may then pursue the remedies provided to it under this Agreement, including Section 10.2.1.

10.2.2 Effect of Termination by Forendo for Cause. [***].

10.2.3 Effect of Termination by Licensee for Cause. Without limiting any other legal or equitable remedies that Licensee may have, if Forendo is the Breaching Party with respect to the applicable Licensed Product(s) and Licensee terminates this Agreement in accordance with Section 10.2.1(a), then in addition to any other remedies available to it at law and equity (i) Licensee may, upon its election to do so, terminate any agreements to which Licensee is a party providing for Development, Commercialization or Manufacturing services for the applicable

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Licensed Product(s) such as contract research organization contracts and contract manufacturing organization contracts, and Forendo shall indemnify and hold harmless Licensee from any liabilities or obligations arising under such agreements as a result of such terminations, and (ii) the licenses granted by Licensee to Forendo pursuant to Section 2.1.2 shall immediately.

10.3	Termination for Convenience.

10.3.1 Licensee’s Termination for Convenience.

(a) Licensee shall not have the right to terminate this Agreement, in its entirety or on a Licensed Product-by-Licensed Product, for convenience prior to completion of a Phase II Clinical Trial for at least one Licensed Product.

(b) Licensee shall have the right to terminate this Agreement, after completion of a Phase II Clinical Trial for at least one Licensed Product, for any reason, in its entirety or on a Licensed Product-by-Licensed Product , upon ninety (90) days’ advance written notice to Forendo (such termination, an “Early Termination”).

(c) Licensee shall have the right to terminate this Agreement for any reason, in its entirety or on a Licensed Product-by-Licensed Product , after the grant of the first Regulatory Approval of a Licensed Product but only upon one hundred eighty (180) days’ advance written notice to Forendo (such termination, a “Post-Approval Termination”).

(d) If, at any time, (x) Licensee publicly announces that it is abandoning the Development of the Licensed Product for all indications, or (y) Licensee ceases to use Commercially Reasonable Efforts to Develop the Licensed Product for male secondary hypogonadism for more than twelve (12) consecutive months, and such cessation of Commercially Reasonable Efforts is not due to Force Majeure or the action or inaction of a Regulatory Authority, then Forendo shall have the option, after it consults with Licensee for fifteen (15) days to confirm such abandonment or cessation of Commercially Reasonable Efforts, as applicable, to give Licensee a written notice that Forendo considers this Agreement to have been terminated by Licensee under this Section 10.3.1 for all purposes hereunder. Upon the giving of such notice by Forendo, this Agreement shall be deemed to have been terminated by Licensee under this Section 10.3.1.

10.3.2 Effect of Termination for Convenience. If the Agreement is terminated or deemed to be terminated pursuant to Section 10.3.1, the effects of termination set forth in Section 10.2.2 shall apply.

10.4	Termination for Clinical Failure.

10.4.1 Termination. Notwithstanding Section 10.3, Licensee may terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product by providing written

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

notice to Forendo if, prior to Regulatory Approval, Licensee determines in good faith using reasonable clinical judgment that there are material concerns regarding the safety of any Licensed Product(a “Safety Failure”) or (ii) the failure to substantially achieve any of the primary efficacy endpoints of any clinical trial involving the Licensed Product (an “Efficacy Failure”), provided that Licensee acts in good faith in making such determination and reasonably consults with Forendo prior to terminating this Agreement due to an Efficacy Failure.

10.4.2 Effect of Termination for Clinical Failure. In the event Licensee terminates this Agreement pursuant to this Section 10.4, the effects of termination set forth in Section 10.2.2 (b), (c), (d), (e) and (f) shall apply. A notice of termination by Licensee under this Section 10.3 cannot be rescinded by Licensee except with the consent of Forendo in its sole discretion.

10.5  Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement, including without limitation Article 2, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code or analogous provisions of Applicable Law outside the United States, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code or analogous provisions of Applicable Law outside the United States (hereinafter “IP”). Upon a Party which is a licensor or rights granted under this Agreement entering into any voluntary or involuntary insolvency proceeding during the Term of this Agreement, and notwithstanding any attempted termination of this Agreement by any trustee, administrator or executor of such Party or an applicable bankruptcy court, the Parties agree that: the other Party, as licensee of such rights under this Agreement, shall (i) retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for IP and (ii) retain in perpetuity all rights and licenses herein grant provided such Party continues to pay any royalties otherwise due hereunder (subject to any right of set-off hereunder) and the Party which has entered such insolvency proceeding shall have, to the extent required by applicable bankruptcy laws in order to maintain the other Party’s license rights hereunder, no further obligations under this Agreement other than to not interfere with such other Party’s license rights hereunder. Each Party hereby grants to the other Party and its Affiliates a right to obtain possession of and to benefit from a complete duplicate of (or complete access to, as appropriate) any such IP and all embodiments of intellectual property, which, if not already in the other Party’s possession, shall be promptly delivered to it upon the other Party’s written request therefor. The term “embodiments of intellectual property” includes all tangible, electronic or other embodiments of rights and licenses hereunder, including all Licensed Products, all Regulatory Approval Applications and Regulatory Approvals and rights of reference therein, and all Information related to Licensed Products, Forendo Patent Rights and Forendo Know-How, or Licensee Patent Rights and Licensee Know-How, as applicable. Neither Party shall interfere with the exercise by the other Party or its Affiliates of rights and licenses to IP and embodiments of intellectual property licensed hereunder in accordance with this Agreement, and each Party agrees to reasonably assist the other Party and its Affiliates to obtain the IP and embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for the other Party or its Affiliates to exercise such rights and licenses in accordance with this Agreement. The parties agree that the terms of this Agreement are fair and reasonable,

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

are not overly burdensome and have been negotiated in an arms-length transaction between unrelated parties with each party represented by legal counsel. If any provision herein is deemed onerous or otherwise unenforceable by any applicable bankruptcy court, the parties shall use good faith efforts to amend the Agreement (e.g., removing such onerous provision) so as to avoid any consequences thereof under applicable bankruptcy laws

10.6  Return of Confidential Information. Except to the extent otherwise required by Applicable Law, upon termination of this Agreement, each Party shall promptly return to the other Party, delete or destroy all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only or to otherwise enjoy its continuing rights under this Agreement.

10.7  Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Article 9 (Confidentiality), Article 11 (Representations and Warranties; Indemnification) and Article 12 (Miscellaneous Provisions) and Sections 2.2.3 (Effect of Termination on Sublicenses), Section 10.2.2 (Effect of Termination by Forendo for Cause), Section 10.2.3 (Effect of Termination by Licensee for Cause), Section 10.3.2 (Effect of Termination for Convenience) and Section 10.4.2 (Effect of Termination for Clinical Failure) shall survive any expiration or termination of this Agreement. Except as set forth in this Article 10, upon termination or expiration of this Agreement all other rights and obligations cease. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

11.1  Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other Party that as of the Effective Date of this Agreement:

11.1.1 Corporate Existence and Authority. It is a corporation (in the case of Licensee) and a company (in the case of Forendo) duly organized, validly existing and in good standing (or its foreign equivalent) under the laws of its jurisdiction of organization, and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

11.1.2 Authorized Execution; Binding Obligation.

(a) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on its part; and

(b) This Agreement has been duly executed and delivered by it and constitutes a legal, valid, and binding obligation enforceable against it in accordance with this Agreement’s terms, except as the same may be limited by applicable bankruptcy,

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles, including judicial principles affecting the availability of injunction and specific performance.

11.1.3 No Conflicts. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it or its assets may be bound.

11.1.4 All Consents and Approvals Obtained. Except as otherwise described in this Agreement, (a) all necessary consents, approvals and authorizations of, and (b) all notices to, and filings by such Party with, all governmental authorities and other Persons required to be obtained or provided by such Party in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those government approvals, if any, not required at the time of execution of this Agreement.

11.1.5 Compliance with Law. It shall at all times comply with Applicable Laws in all material respects with respect to the Licensed Products. Neither it nor any of its Affiliates nor any director, officer, agent, employee, consultant of, or other person associated with, or acting on behalf of, it or its Affiliates has (a) made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to any foreign government official, employee or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of any Anti-Bribery Laws, or any law of similar effect in any jurisdiction to which such Person is subject or (b) otherwise taken any action in violation of any Anti-Bribery Laws, or any law of similar effect in any jurisdiction to which such Person is subject. For the purposes of this Section 11.1.5, the acts specified include (x) the making or payment of any illegal contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political activity, (y) the direct or indirect payment, gift, offer, promise or authorization to make a payment, gift, offer or promise of, anything of material value to any foreign government representative and (z) the making of any bribe, illegal payoff, influence payment, kickback or other unlawful payment. “Anti-Bribery Laws” means the United States Foreign Corrupt Practices Act of 1977 or any other anti-bribery laws, statutes, rules or regulations of any country that may be applicable to a Party, including the United Kingdom Bribery Act 2010 and any anti-bribery and related prohibitions implemented under the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

11.1.6 Representations Regarding Debarment and Compliance. Each Party represents, warrants and covenants that neither it nor any of its Affiliates nor any of their respective directors, officers, employees, or consultants, and, to its knowledge based upon reasonable inquiry, any Third Party (and its directors, officers, employees and consultants), in each case who were responsible for the development or whose responsibilities involve the Development or Commercialization of the Product as authorized by this Agreement:

(a) are debarred under Section 306(a) or 306(b) of the FD&C Act;

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

(b) have been charged with, or convicted of, any felony or misdemeanor under Applicable Laws related to any of the following: (A) the development or approval of any drug product or the regulation of any drug product under the FD&C Act; (B) a conspiracy to commit, aid or abet the development or approval of any drug product or regulation of any drug product; (C) health care program-related crimes (involving Medicare or any state health care program); (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; and

(c) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any United States federal or state health care programs (including convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any United States federal procurement or non-procurement programs.

11.2  Forendo Representations and Warranties. Forendo represents and warrants to Licensee that as of the Effective Date of this Agreement:

11.2.1 Forendo Intellectual Property. Forendo Controls the Forendo Intellectual Property existing as of the Effective Date and is entitled to grant the licenses specified herein. The Forendo Patent Rights existing as of the Effective Date constitute all of the Patent Rights Controlled by Forendo as of the Effective Date that are necessary or useful to practice the Forendo Intellectual Property and/or commercialize FIS. Forendo has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Forendo Intellectual Property in a manner that conflicts with any rights granted to Licensee hereunder and Forendo is under no obligation to make any such transfers, conveyances or encumbrances.

11.2.2 Infringement. To the knowledge of Forendo, there is no actual or threatened infringement of the Forendo Patent Rights in the Field in the Territory by any Third Party or any other infringement or threatened infringement that would adversely affect Licensee’s rights under this Agreement.

11.2.3 Forendo Patent Rights. The Forendo Patent Rights existing as of the Effective Date are subsisting and are not invalid or unenforceable, in whole or in part. There are no written claims asserted or, to Forendo’s knowledge, threatened against Forendo or judgments or settlements against or amounts with respect thereto owed by Forendo or any of its Affiliates relating to the Forendo Patent Rights or FIS. No patent or patent application within the Forendo Patent Rights is the subject of any pending or, to the knowledge of Forendo, threatened interference, opposition, cancellation, protest, or other challenge or adversarial proceeding. The Forendo Patent rights are free of any and all liens and encumbrances. No claim or litigation has been brought or, to Forendo’s knowledge, threatened by any Third Party alleging that (a) the Forendo Patent Rights are invalid or unenforceable or (b) the Forendo Patent Rights or the

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

licensing or exploiting of the Forendo Patent Rights violates, infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third Party.

11.2.4 Claims; Judgments. To the knowledge of Forendo, there are no claims, judgments or settlements against or owed by Forendo or pending or threatened claims or litigation relating to the Forendo Intellectual Property.

11.2.5 Conduct of Trials; Product Liability. All of the clinical trials of any Licensed Product conducted prior to, or being conducted as of, the date of this Agreement were conducted, or are being conducted, in accordance with Applicable Laws. Forendo represents and warrants that there is no actual, pending, alleged or, to the knowledge of Forendo, threatened product liability action with respect to any Licensed Product anywhere in the world and Forendo is not aware of any facts or circumstances that would cause Forendo to believe that there is a basis for such a product liability claim.

11.2.6 Upstream License Agreements.

(a) Attached to this Agreement as Schedule 11.2.6 are all of the agreements pursuant to which Forendo has acquired the Forendo Intellectual Property and pursuant to which Forendo has any ongoing or future obligations (the “Upstream License Agreements”). The Upstream License Agreements are valid, binding and in full force and effect and are enforceable by Forendo in accordance with their terms. Forendo has performed all obligations required to be performed by it to date under the Upstream License Agreements and is not in breach of or in default under the Upstream License Agreements, and no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default, and to Forendo’s knowledge, there is no existing breach or default by any counterparty to a Upstream License Agreement and to Forendo’s knowledge, no event has occurred which with the passage of time or giving notice of or both would constitute such a breach or default by such a counterparty. Forendo has not received any notice of breach under any Upstream License Agreement, whether or not cured or disputed.

(b) Forendo will not at any time during the Term take any action that it knows or should know, will result in a breach of any Upstream License Agreement and will throughout the Term comply with the terms and provisions of Upstream License Agreements in all material respects. Forendo will not at any time during the Term terminate any Upstream License Agreement without the prior written consent of Licensee. Forendo will not agree to any amendment, waiver of rights, or modification of any Upstream License Agreement that has, or would reasonably be expected to have, a material negative effect on the rights granted to Licensee under this Agreement or the obligations imposed on Licensee under this Agreement without the prior written consent of Licensee.

11.2.7 Disclosure. Forendo has disclosed to Licensee all material information and data (including without limitation all communications with or from the FDA or any other Regulatory

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Authority) relating to the results of all preclinical studies and clinical trials of any Licensed Product. Forendo has provided to Licensee all reports and data collections containing information about adverse safety issues (including adverse drug experiences) related to any Licensed Product of which Forendo has knowledge. Forendo represents that it has not failed to furnish Licensee with any information requested by Licensee, or intentionally concealed from Licensee any information in Forendo’s possession which would be reasonably likely to be material to Licensee’s decision to enter into this Agreement and undertake the commitments and obligations set forth herein.

11.3  Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT UNDER THIS AGREEMENT WILL BE SUCCESSFUL.

11.4  No Consequential Damages. EXCEPT IN THE EVENT OF THE GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF A PARTY, NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDERARTICLE 9.

11.5  Indemnification and Insurance.

11.5.1 Indemnification by Licensee. Licensee shall indemnify, hold harmless, and defend Forendo, its Affiliates, and their respective equity holders, partners (general and/or limited), managers, directors, officers, employees and agents (“Forendo Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or resulting from, directly or indirectly, (a) any material breach of, or inaccuracy in, any representation or warranty made by Licensee in this Agreement, or any breach or violation of any covenant or agreement of Licensee or any of its Affiliates or sublicensees in or pursuant to this Agreement, (b) the negligence or willful misconduct by or of Licensee or its Affiliates, and their respective directors, officers, employees and agents, and (c) the Development, Manufacturing and/or Commercialization of the Licensed Product by Licensee or its Affiliates or sublicensees (including product liability) during the Term. Furthermore, Licensee shall have no

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

obligation to indemnify the Forendo Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any material breach of, or inaccuracy in, any representation or warranty made by Forendo in this Agreement, or any breach or violation of any covenant or agreement of Forendo in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Forendo Indemnitees, or the Development, Manufacturing and/or Commercialization of any Licensed Product by Forendo at any time.

11.5.2 Indemnification by Forendo. Forendo shall indemnify, hold harmless, and defend Licensee, its Affiliates and their respective equity holders, partners (general and/or limited), directors, managers, officers, employees and agents (“Licensee Indemnitees”) from and against any and all Losses arising out of or resulting from, directly or indirectly, (a) any material breach of, or inaccuracy in, any representation or warranty made by Forendo in this Agreement, or any breach or violation of any covenant or agreement of Forendo in or pursuant to this Agreement, (b) the negligence or willful misconduct by or of Forendo, its Affiliates, and their respective directors, officers, employees and agents, (c) the Development, Manufacture, and/or Commercialization of any Licensed Product by or on behalf of Forendo or its Affiliates or licensees (other than Licensee and its Affiliates) and (d) the use, reliance, practice or exploitation of any Licensee Intellectual Property by Forendo, its Affiliates and/or Licensees outside the Territory. Furthermore, Forendo shall have no obligation to indemnify the Licensee Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any material breach of, or inaccuracy in, any representation or warranty made by Licensee in this Agreement, or any breach or violation of any covenant or agreement of Licensee in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Licensee Indemnitees.

11.5.3 Indemnification Procedure. In the event of any such claim against any Licensee Indemnitee or Forendo Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement; provided that the failure to so notify promptly shall not relieve the indemnifying Party of its obligations under this Section 11.5 except to the extent of the actual prejudice suffered by such Party as a result of such failure; and further provided that the indemnifying Party shall not have the right to assume the defense of such claim if such claim relates to an Infringement Claim. The Indemnitee shall cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Section 11.5.1 or Section 11.5.2 may apply, the indemnifying Party shall promptly notify the Indemnitees, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party shall be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party. The indemnifying Party shall not effect any settlement of any such claims without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

11.5.4 Insurance. Licensee shall use its Commercially Reasonable Efforts to maintain insurance, including product liability insurance, with respect to its activities hereunder, which may include self-insurance. Such insurance shall be in such amounts and subject to such deductibles as Licensee may reasonably determine based upon standards prevailing in the industry at the time.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1  Governing Law. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of New York notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

12.2  Jurisdiction; Venue; Service of Process.

12.2.1 Jurisdiction. Each Party by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court with jurisdiction over New York for the purpose of any claim, controversy, action, cause of action, suit or litigation (“Action”) between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts or to obtain emergency or temporary injunctive relief.

12.2.2 Venue. Each Party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party may bring Actions only in the State of New York. Each Party further waives any claim and shall not assert that venue should properly lie in any other location within the selected jurisdiction.

12.2.3 Service of Process. Each Party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.5 (Notices), shall constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

12.3  Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior, written consent of the other Party. Notwithstanding the foregoing, (a) Forendo may monetize the value of its royalty stream, Milestone Payments and other payments under this Agreement by assigning to a Third Party the right to receive royalties, Milestone Payments and other payments and the right to receive royalty reports from Licensee; provided that Forendo gives sixty (60) days’ prior written notice to Licensee, and (b) either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or pursuant to a Change of Control. The assigning Party shall remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned to such assignee. Without limiting the foregoing, Forendo shall not assign or transfer any of its rights in or to the Forendo Intellectual Property to any Third Party other than a Third Party to which it is assigning this Agreement in its entirety.

12.4  Amendments. This Agreement and the Schedules and Exhibits referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Confidentiality Agreement. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

12.5  Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and (a) delivered by hand, (b) sent by internationally recognized delivery service, (c) sent by registered or certified mail, return receipt requested, postage prepaid, or (d) sent by facsimile transmission confirmed by prepaid, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication, in any event to the following addresses:

If to Forendo:	Forendo Pharma Ltd.
Itäinen Pitkäkatu 4 B
FI-20520 Turku Finland
Attention: Chief Executive Officer
Facsimile No.: + 358 42 310 8010

with a copy (which shall not constitute notice) to:
Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312 United States of America

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Attention: Timothy C. Atkins, Esq.
Facsimile No.: (610) 640-7835

If to Licensee:	NexMed (U.S.A.), Inc. 11975 El Camino Real, Suite 300 San Diego, CA 92130 USA Attention: Chief Executive Officer Facsimile No.: (858) 866-0482

with a copy (which shall not constitute notice) to:
Steven Chinowsky Latham & Watkins, LLP 12670 High Bluff Drive San Diego, CA 92130 USA Facsimile No.: (858) 523-5450

If to Guarantor:	Apricus Biosciences, Inc. 11975 El Camino Real, Suite 300 San Diego, CA 92130 USA Attention: Chief Executive Officer Facsimile No.: (858) 866-0482

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided.

12.6  Force Majeure. The failure of either Party to timely perform any obligation under this Agreement by reason of epidemic, earthquake, riot, civil commotion, fire, act of God, war, terrorist act, strike, flood, or governmental act or restriction, or other cause that is beyond the reasonable control of and without the fault or negligence of the respective Party (such reasons or causes being “Force Majeure”), shall not be deemed to be a material breach of this Agreement, but shall be excused to the extent and for the duration of such Force Majeure, and the affected Party shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and shall use its Commercially Reasonable Efforts to avoid or remove such Force Majeure. If the performance of any such obligation under this Agreement is delayed owing to Force Majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto shall consult with respect to an equitable solution.

12.7  Compliance with Export Regulations. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with US export laws and regulations.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

12.8  Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Forendo or Licensee to act as agent for the other. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees for any purpose, including tax purposes, or to create any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

12.9  Further Assurances. Each Party hereto agrees to execute, acknowledge and/or deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.10 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

12.11 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

12.12 No Implied Waivers; Rights Cumulative. No failure on the part of Forendo or Licensee to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

12.13 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

12.14 No Third Party Beneficiaries. No Person, other than Licensee, Forendo and their respective Affiliates and the Indemnitees under Article 11 and any permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

12.15 Dispute Resolution. With respect to any disputes between the Parties concerning this Agreement, the dispute shall be submitted to escalating levels of Licensee and Forendo senior management for review. If the dispute cannot be resolved despite such escalation, then the matter may be referred by either Party to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. Such resolution, if any, by the Executive Officers shall be final and binding on the Parties. If the Executive Officers are unable to resolve such dispute within such thirty (30) day period, each Party will be free to pursue all rights available to it under law or equity, provided that it has complied with this Section 12.15. Notwithstanding the foregoing, either Party may seek emergency or temporary injunctive relief in any court of competent jurisdiction.

12.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signature, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.17 Specific Performance. In addition to any and all other remedies that may be available at law or in equity, in the event of any breach or threatened breach of Section 2.3 or Article 9 of this Agreement Forendo and Licensee shall be entitled to seek, without the requirement of a bond be posted, specific performance of the agreements and obligations of the parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

12.18 Parent Guaranty.

12.18.1 Guaranty. Guarantor hereby irrevocably (a) guarantees, as primary obligor and not merely as surety, the full and prompt payment of any and all monetary obligations and damages and the due and prompt performance of all covenants, agreements, obligations and liabilities that Licensee is or becomes liable to Forendo under the License Agreement (collectively, the “Obligations”) and (b) agrees to pay any and all reasonable expenses (including reasonable legal expenses and reasonable attorneys’ fees) incurred by Forendo in successfully enforcing any rights under this Section 12.18.

12.18.2 Unconditional Guaranty. Subject to Section 12.18.4, the obligation of Guarantor under this Section 12.18 shall be primary, direct, immediate, unconditional and absolute and, without limiting the generality of the foregoing, shall in no way be released, discharged or otherwise affected by:

(a) any extension of time for the payment of the Obligations, modification or amendment of the terms of the License Agreement or any forbearance as to time or performance or failure by Forendo to proceed promptly with respect to the Obligations or this Section 12.18; or

(b) any change in the corporate existence, structure or ownership of Licensee or Guarantor, or any insolvency, bankruptcy, reorganization, dissolution, liquidation,

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

arrangement, assignment for the benefit of creditors or other similar proceeding against Licensee or its assets or any resulting release or discharge of any of the Obligations.

12.18.3 Waiver. Subject to Section 12.18.4, Guarantor hereby unconditionally and irrevocably waives:

(a) diligence, presentment, demand for payment or performance, protest and notice of nonpayment or dishonor, marshalling of assets and all other notices and demands whatsoever relating to the Obligations or the requirement that Forendo proceed first against Licensee or any of Guarantor’s Affiliates, or any other Person to collect payment or enforce performance of the Obligations or otherwise exhaust any right, power or remedy under the License Agreement, or any other agreement giving rise to any such Obligations to collect payment or enforce performance of the Obligations before proceeding hereunder; and

(b) all suretyship defenses including all defenses based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal (other than payment in full of the Obligations).

12.18.4 Licensee Rights and Defenses. Notwithstanding anything to the contrary in Sections 12.18.2 or 12.18.3, Guarantor may assert against Forendo any rights and defenses to the Obligations that Licensee would be entitled to assert against Forendo in any action brought by Forendo against Licensee in respect of the Obligations.

12.18.5 Action Against Guarantor. In the event of a default by Licensee under the License Agreement, Forendo shall have the right to proceed immediately thereafter against Guarantor for payment or performance, as applicable, of the Obligations without being required to make any demand upon, bring any proceeding, exhaust any remedies against or take any other action of any kind against Licensee.

12.18.6 Subrogation. Guarantor shall not exercise any rights against Forendo or its Affiliates or Licensee which Guarantor may acquire by way of subrogation, reimbursement, exoneration, contribution, indemnity, Applicable Law or otherwise, by any payment made under this Section 12.18 until all of the Obligations shall have been paid in full.

12.18.7 Representations and Warranties. Guarantor represents and warrants to Forendo that:

(a) Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada;

(b) the execution, delivery and performance by Guarantor of this Agreement and the transactions contemplated by Sections 12.1, 12.2, 12.5, 12.13, 12.17 and 12.18 are within its corporate powers, have been duly authorized by all necessary corporate

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a material default under, any provision of applicable law or regulation or of its organization and other constitutive documents or of any material agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any lien or other encumbrance on any of its assets;

(c) the execution and delivery of the License Agreement is, and the consummation of the transactions contemplated by the License Agreement will be, of direct interest, benefit and advantage to Guarantor; and

(d) Sections12.1, 12.2, 12.5, 12.13, 12.17 and 12.18 constitute valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with their respective terms.

12.18.8 Reinstatement of Guarantor’s Obligations. If at any time any payment of any of the Obligations is rescinded or is otherwise required by Applicable Law to be returned by Forendo upon the insolvency, bankruptcy, reorganization, dissolution, liquidation, arrangement, assignment for the benefit of creditors or other similar proceeding of Licensee or Guarantor, or otherwise, then Guarantor’s obligations under Sections 12.1, 12.2, 12.5, 12.13, 12.17 and 12.18 with respect to such payment shall be reinstated as though such payment had been due but not been made.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

FORENDO PHARMA LTD.

By:	/s/ Risto Lammintausta
Name:	Mr. Risto Lammintausta
Title:	Chief Executive Officer

NEXMED (U.S.A.), INC.

By:	/s/ Richard Pascoe
Name:	Mr. Richard Pascoe
Title:	Chief Executive Officer

Solely for purposes of Sections 12.1, 12.2, 12.5, 12.13, 12.17 and 12.18, Guarantor has duly executed this Agreement as of the Effective Date.

APRICUS BIOSCIENCES, INC.

By:	/s/ Richard Pascoe
Name:	Mr. Richard Pascoe
Title:	Chief Executive Officer

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Schedule 1.33

Forendo Patent Rights

[***]

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Schedule 9.2

Press Release

Apricus Expands Development Pipeline

With the In-Licensing of U.S. Rights for Fispemifene, a Phase2b Ready Asset,

from Forendo Pharma

Targeting Urological Conditions in Men

— Apricus Funds Upfront License Fee and 2015 Phase 2b Development Cost with

$10 Million Venture Debt Financing —

— Conference Call Today, Monday, Oct. 20, at 8:00 a.m. ET —

SAN DIEGO, CA, October 20, 2014 — Apricus Biosciences, Inc. (Nasdaq: APRI), today announced that it has licensed the U.S. development and commercialization rights for a novel selective estrogen receptor modulator (“SERM”), fispemifene, an investigational treatment for urological conditions in men, from Forendo Pharma, a private therapeutics company based in Finland. This license agreement combines Apricus’ expertise in men’s health with Forendo’s established leadership in SERM drug discovery, to advance the development of fispemifene as an investigational treatment for urological conditions in men.

Fispemifene is an oral once-daily, new chemical entity SERM, with a unique profile that is ideally suited for use in men. Fispemifene is a tissue-specific SERM designed to treat secondary hypogonadism, chronic prostatitis and lower urinary tract symptoms in men. Two successful U.S.-based Phase 2 trials have demonstrated clinical proof-of-concept for the treatment of male secondary hypogonadism, without exhibiting the negative effects on prostate health often associated with testosterone replacement therapies. Apricus anticipates commencing a Phase 2b clinical trial during the first half of 2015 to confirm the optimal fispemifene doses to treat men with secondary hypogonadism, while assessing improvements in symptoms commonly associated with low serum testosterone levels, as well as lower urinary tract symptoms in aging men.

Apricus Chief Executive Office, Richard Pascoe, commented, “The in-licensing of fispemifene in the U.S. is a transformative event for Apricus. It marks the achievement of a primary corporate objective of diversifying our pipeline with a complementary drug candidate targeting multiple indications in urology, while building upon the clinical and commercial success of Vitaros, our marketed drug for erectile dysfunction. Importantly, Apricus has funded this major step using an attractive combination of equity, valued at a premium to our current stock price, and venture debt with a four year term.”

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Mr. Pascoe continued, “Fispemifene’s product profile offers an exciting next-generation treatment option for men suffering from urological conditions such as secondary hypogonadism, in an existing multi-billion dollar market. Moreover, with new chemical entity exclusivity and a patent estate extending to 2028 and beyond, we believe that fispemifene should deliver long-term value for all shareholders through future clinical development and commercial success.”

Risto Lammintausta, Chief Executive Officer, Forendo Pharma, stated, “Having previously developed and partnered two SERMS that are approved and marketed in the U.S., we are excited to work with the Apricus team, which has a demonstrated track record of innovation within men’s health and a strategy committed to addressing the unmet needs of these patients. Fispemifene, a unique SERM targeted for use in men, will offer both patients and physicians a differentiated alternative for treating urological conditions in aging men. As a partner and now a major shareholder, we look forward to the progress of Apricus’ portfolio of biopharmaceutical programs, including the advancement of fispemifene in U.S. clinical trials.”

License Terms

Under the terms of the agreement, Forendo and its advisors received an upfront license fee of $12.5 million comprised of a $5 million cash payment and the issuance of $7.5 million in Apricus common stock (approximately 3.6 million shares priced at the 360-day average market price of $2.08 per share).

The agreement includes additional potential clinical and regulatory milestones payments to Forendo of up to $45 million, including for potential FDA approval, as well as potential commercial milestone payments totaling up to $260 million, based on achieving specified annual net sales levels up to $1 billion in the U.S. Apricus will also pay tiered low double-digit royalties based on net sales once the product is commercialized. Apricus will be responsible for the clinical development of fispemifene in the U.S., as well as all future commercialization efforts in the U.S. and its territories.

Venture Debt Funding

Apricus also announced today that it has secured $10 million in venture debt financing from Oxford Finance LLC (Oxford) and Silicon Valley Bank (SVB), to fund the cash portion of the acquisition of fispemifene rights and to fund the Phase 2b clinical development program during 2015. With existing cash on-hand, access to the Company’s committed equity financing facility, and $10 million from this non-dilutive Oxford/SVB debt facility, Apricus has fully funded the up-front license fee and the Phase 2b trial costs expected to be incurred in 2015. The venture debt will include interest-only payments for 12 months, followed by payments of principal and interest for 36 months.

Conference Call Details

Apricus will host a live conference call and webcast today at 8 a.m. Eastern Time to discuss the in-license agreement and related matters. To participate by telephone, please dial 877-407-9210 (Domestic) or 201-689-8049 (International). The conference ID number is 13593785. The live

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

audio webcast and associated slide presentation can be accessed via the Investor section of the Company’s website at www.apricusbio.com. The archived webcast will remain available for three months following the live call.

About Fispemifene

Fispemifene is a once-daily orally administered selective estrogen receptor modulator (SERM). A Phase 2b clinical trial is expected to commence during the first half of 2015 to confirm the optimal fispemifene doses to treat men with secondary hypogonadism, and provide proof-of-concept data to evaluate the anti-estrogenic and anti-inflammatory effects of reducing prostate volume and improving urodynamics. Fispemifene acts in secondary hypogonadism by inhibiting the negative feedback of testosterone production via an estrogen-blocking effect at the level of the pituitary, resulting in increased testosterone production in the testes, which in turn restores circulating testosterone levels to within, but not beyond, the normal range. In line with fispemifene’s mechanism of action, the treatment has been shown in Phase 2a studies involving a total of 149 hypogonadal men to normalize testosterone levels while retaining (and, in some cases restoring) testicular function, a feature of importance for infertile younger men with hypogonadal symptoms. Additionally, in line with fispemifene’s anti-estrogenic action on the lower urinary tract (LUT), no negative effects on prostate volume, prostate specific antigen (PSA), or urodynamic obstructive symptoms were observed. Expanding on these observations seen in three-month clinical studies in hypogonadal men, preclinical studies involving fispemifene have shown the potential beneficial anti-estrogenic effects of fispemifene of reducing prostate volume and inflammation and improving urodynamics, opening up additional potential indications for this SERM in men with obstructive LUT conditions and chronic prostatitis.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines to meet the needs of patients. The Company’s lead product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and commercialized in several countries in Europe. Apricus’ marketing partners for Vitaros® include Abbott Laboratories Limited, Takeda Pharmaceuticals International GmbH, Hexal AG (Sandoz), Recordati Ireland Ltd. (Recordati S.p.A.), Bracco S.p.A. and Laboratoires Majorelle. The Company’s second-generation Vitaros room temperature device is under development and is expected to enhance the product’s commercial value. The Company recently initiated a Phase 2a trial for RayVa™, the Company’s product candidate for the treatment of Raynaud’s phenomenon. Femprox®, the Company’s product candidate for the treatment of female sexual interest/arousal disorder, has successfully completed an approximately 400-subject proof-of-concept study. The Company is currently seeking a strategic partner for Femprox. In October 2014, Apricus gained U.S. development and commercialization rights for fispemifene, a selective estrogen receptor modulator, in Phase 2 development.

For further information on Apricus, visit http://www.apricusbio.com.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

About Forendo Pharma Oy

Forendo Pharma is a drug development company based in Turku, Finland. Its core competence resides in organ specific hormone mechanisms, giving new opportunities to unmet needs in women’s and men’s health. Forendo Pharma’s key assets are fispemifene, a program with positive Phase II data aimed at treatment of low testosterone levels, and 17ß-HSD1 enzyme inhibitors, aimed at treatment of endometriosis and based on research at the University of Turku. The founding team includes leading academic professionals in endocrinology and pioneers within Finnish drug development. For more information, please visit www.forendo.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: references to the timing of the commencement of a Phase 2b clinical trial for fispemifene; the size of the commercial opportunity for fispemifene; the potential for fispemifene to achieve commercial success; the ability to build a focused commercial organization for fispemifene; and the expected funding under the venture debt facility subject to the initiation of the Phase 2b clinical trial for fispemifene. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of the Company, including, but not limited to: its ability to further develop its product fispemifene for the treatment of secondary hypogonadism, chronic prostatitis in men and lower urinary tract symptoms in men, as well as the timing of such events; Apricus’ ability to obtain and maintain intellectual property protection for fispemifene; Apricus’ ability to carry out clinical studies for fispemifene; Apricus’ ability to draw the additional amounts under the venture debt facility when expected, or at all, including Apricus’ failure to meet the conditions required to draw under the loan and security agreement; Apricus’ ability to remain in compliance with the terms and restrictions under the loan and security agreement; Apricus’ ability to obtain the requisite governmental approval for fispemifene; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; fluctuations and volatility in Apricus’ stock price, including as a result of the issuance and possible resale of the shares granted as partial consideration for the fispemifene license; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from the Company.

#    #    #

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

CONTACT:

Steve Martin

Apricus Biosciences

Chief Financial Officer

ir@apricusbio.com

(858) 222-8041

Investors: Angeli Kolhatkar

akolhatkar@burnsmc.com

Media: Justin Jackson

jjackson@burnsmc.com

Burns McClellan

(212) 213-0006

Retail: Chris Eddy, David Collins

apri@catalyst-ir.com

Catalyst Global

(212) 924-9800

Forendo Pharma announces the US licensing of fispemifene to Apricus Biosciences targeting urological conditions in men

Turku, Finland, October 20th, 2014. Forendo Pharma Oy announced today that it has entered into a definitive agreement to out-license the US development and commercialization rights for fispemifene to Apricus Biosciences Inc. Fispemifene is a selective estrogen modulator (SERM), which has shown efficacy in phase II in patients with secondary hypogonadism and in disease models of obstructive urination and chronic prostatitis

Under the terms of the agreement, Apricus will be responsible for the clinical development and costs of the program, as well as all future commercialization in the US. Apricus anticipates to commence a Phase IIb clinical trial during the first half of 2015 to confirm the optimal fispemifene doses to treat men with secondary hypogonadism, and provide proof-of-concept data to evaluate the anti-estrogenic and anti-inflammatory effects on the lower urinary tract and prostate in aging men.

Forendo will receive an upfront license fee of $12.5 million comprised of a $5 million cash payment and the issuance of $7.5 million in Apricus common stock based on the 360-day average market price of the Apricus stock. The agreement includes clinical and regulatory milestones payments to Forendo for up to $45 million, including FDA approval, in addition to commercial milestone payments totaling a potential $260 million based on achieving specified annual net sales of fispemifene levels up to $1 billion in the US. Apricus will also pay tiered royalties based on net sales to be achieved in the future by Apricus.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Fispemifene is an oral once-daily, new chemical entity SERM, with a unique profile that is ideally suited for use in men. Fispemifene is a tissue-specific SERM designed to treat secondary hypogonadism, chronic prostatitis and lower urinary tract symptoms in men. Two successful U.S.-based Phase 2 trials have demonstrated clinical proof-of-concept for the treatment of male secondary hypogonadism, without exhibiting the negative effects on prostate health often associated with testosterone replacement therapies. Apricus anticipates commencing a Phase 2b clinical trial during the first half of 2015 to confirm the optimal fispemifene doses to treat men with secondary hypogonadism, while assessing improvements in symptoms commonly associated with low serum testosterone levels, as well as lower urinary tract symptoms in aging men.

We are excited to work with the Apricus team, which has a demonstrated track record of innovation within men’s health and a strategy committed to addressing the unmet needs of these patients. Fispemifene, an unique SERM targeted for use in men, will offer both patients and physicians a differentiated alternative for treating urological conditions in ageing men”, said Risto Lammintausta, CEO, Forendo Pharma.

“The in-licensing of fispemifene in the United States is a transformative event for Apricus, signifying the achievement of a key corporate objective to build upon our current development pipeline with complementary, mid-staged clinical program,” “The agreement combines Forendo’s established leadership in SERM drug discovery with Apricus’ expertise in men’s health, and further underpins the potential for fispemifene to improve quality-of-life for the millions of men affected with hypogonadism and other male urological conditions” stated Richard Pascoe, CEO, Apricus Biosciences.

For further information, please contact:

Risto Lammintausta, CEO, Forendo Pharma OY

Tel: +358 (0)40 310 8010, e-mail: risto.lammintausta@forendo.com

TO THE EDITORS

About Fispemifene

Fispemifene is a once daily orally administered selective estrogen receptor modulator (SERM). A Phase 2b clinical trial is expected to commence during the first half of 2015 to confirm the optimal fispemifene doses to treat men with secondary hypogonadism, and provide proof-of-concept data to evaluate the anti-estrogenic and anti-inflammatory effects of reducing prostate volume and improving urodynamics. Fispemifene acts in secondary hypogonadism by inhibiting the negative feedback of testosterone production via an estrogen-blocking effect at the level of the pituitary, resulting in increased testosterone production in the testes, which in turn restores circulating testosterone levels to within, but not beyond, the normal range. In line with fispemifene’s mechanism of action, the treatment has been shown in Phase 2a studies involving a total of 149 hypogonadal men to normalize testosterone levels while retaining and, in some men,

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

restoring testicular function, a feature of importance for infertile younger men with hypogonadal symptoms. Additionally, in line with fispemifene’s anti-estrogenic action on the lower urinary tract (LUT), no negative effects on prostate volume, prostate specific antigen (PSA), or urodynamic obstructive symptoms were observed. Expanding on these observations seen in three-month clinical studies in hypogonadal men, preclinical studies involving fispemifene have shown the potential beneficial anti-estrogenic effects of fispemifene of reducing prostate volume and inflammation and improving urodynamics, opening up additional potential indications for this SERM in men with obstructive LUT conditions and chronic prostatitis.

About Forendo Pharma

Forendo Pharma is a drug development company based in Turku, Finland. Its core competence resides in organ specific hormone mechanisms, giving new opportunities to unmet needs in women ?s and men ?s health. The key programs are fispemifene, a program with positive Phase II data in treatment of secondary hypogonadism, and HSD17B1 enzyme inhibitor FP-5677, aimed for a novel specific treatment of endometriosis and based on the research in University of Turku. The core team of Forendo includes pioneers within Finnish drug development and leading academic professionals in endocrinology. Forendo is supported by the leading Nordic VC investors Karolinska Development AB, Novo Seeds and Finnvera.

Forendo retained Birch & Lake Partners LLC (www.birchandlake.com) as their advisor for the transaction.

Further information is available at www.forendo.com.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines to meet the needs of patients. The Company’s lead product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and commercialized in several countries in Europe. Apricus’ marketing partners for Vitaros® include Abbott Laboratories Limited, Takeda Pharmaceuticals International GmbH, Hexal AG (Sandoz), Recordati Ireland Ltd. (Recordati S.p.A.), Bracco S.p.A. and Laboratoires Majorelle. The Company’s second-generation Vitaros room temperature device is under development and is expected to enhance the product’s commercial value. The Company recently initiated a Phase 2a trial for RayVa™, the Company’s product candidate for the treatment of Raynaud’s phenomenon. Femprox®, the Company’s product candidate for the treatment of female sexual interest/arousal disorder, has successfully completed an approximately 400-subject proof-of-concept study. The Company is currently seeking a strategic partner for Femprox. In October 2014, Apricus gained U.S. development and commercialization rights for fispemifene, a selective estrogen receptor modulator, in Phase 2 development.

For further information on Apricus, visit http://www.apricusbio.com.

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Schedule 11.2.6

Upstream License Agreements

1.	[***]

2.	[***]

3.	[***]

4.	[***]

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Exhibit 2.8

Form of [***] Side Letter

[***]

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

Exhibit 5.1

Abbreviated Development Plan

[See Attached]

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.

[***]

[***]Confidential Information, indicated by [***], has been omitted by this filing and filed separately with the Securities and Exchange Commission.